Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
SG PARENT LLC,
THE QUEEN CASINO & ENTERTAINMENT, INC.,
EPSILON SUB I, INC.,
EPSILON SUB II, INC.,
BALLY'S CORPORATION,
and solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b), Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI, SG CQ GAMING LLC
Dated as of July 25, 2024

Exhibits

Exhibit A	Surviving Corporation Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 25, 2024, by and among SG PARENT LLC, a Delaware limited liability company (“Parent”), THE QUEEN CASINO & ENTERTAINMENT, INC., a Delaware corporation and Affiliate of Parent (“Queen”), Bally's Corporation, a Delaware corporation (the “Company”), EPSILON Sub I, INC., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), EPSILON SUB II, INC., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II,” and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b), Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI, SG CQ GAMING LLC, a Delaware limited liability company and stockholder of Queen (“SG Gaming,” and SG Gaming, solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b), Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI, together with Parent and Queen the “Buyer Parties”). Each of the Buyer Parties and the Company Parties is sometimes referred to as a “Party” and collectively as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS
A.    The Parties desire that, upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (i) the Queen Share Contribution will occur, (ii) as promptly as possible thereafter, Merger Sub I will merge with and into the Company (the “Company Merger”), with the Company surviving the Company Merger and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen (the “Queen Merger,” and together with the Company Merger, the “Mergers”), with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of the Company.
B.    The Company Board has established a special committee of independent and disinterested directors of the Company Board (the “Special Committee”).
C.    The Special Committee has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders; (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Company Merger, and determine that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders; and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting.
D.    The Company Board, acting upon the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Company Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Merger; (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of, the Company Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting.
E.    The managing member of Parent and the Queen Board have: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Queen Merger and the Queen Share Contribution; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby (including the Queen Merger and the Queen Share Contribution) upon the terms and subject to the conditions set forth herein; and (iii) in the case of the Queen Board, directed that the adoption of this Agreement be submitted to a vote of the Queen Stockholders, and resolved to recommend that the Queen Stockholders adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.
F.    The board of directors of Merger Sub I has: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Merger; (ii) approved the execution and delivery of this Agreement, the performance of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby (including the Company Merger) upon the terms and subject to the conditions set forth herein; and (iii) directed that the adoption of this Agreement be submitted to a vote of the Company, as the sole stockholder of Merger Sub I, and resolved to recommend that the Company, as the sole stockholder of Merger Sub I adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.
G.    The board of directors of Merger Sub II has: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Queen Merger; (ii) approved the execution and delivery of this Agreement, the performance of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby (including the Queen Merger) upon the terms and subject to the conditions set forth herein; and (iii) directed that the adoption of this Agreement be submitted to a vote of the Company, as the sole stockholder of Merger Sub II, and resolved to recommend that the Company, as the sole stockholder of Merger Sub II, adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.
H.    This Agreement provides that certain holders of Company Common Stock have the option to make, and may make, a Rolling Share Election upon the terms and subject to the conditions set forth in this Agreement.  Neither the Special Committee nor the Company Board have considered the Rolling Share Election or the Rolling Company Shares in making the recommendations referred to in recital (C)(iii) or (D)(v), respectively, nor are either of them making any recommendation with regard to the Rolling Share Election or the Rolling Company Shares.
I.    In order to fund a portion of the cash consideration required for the consummation of the Company Merger, Parent has obtained the Debt Commitment Letter providing for, among other things, the availability of certain debt financing as further set forth therein, which Parent will, prior to the Company Effective Time, assign to the Company in order to facilitate the consummation of the transactions contemplated herein and in the Debt Commitment Letter.
J.    Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Standard RI Ltd., an exempted company incorporated in the Cayman Islands and an Affiliate of Parent ("SRL") has executed and delivered to the Company a limited guarantee (the “Guarantee”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, SRL is guaranteeing certain obligations of Parent in connection with this Agreement.
K.    Concurrently with the execution and delivery of this Agreement, each of SRL, SBG Gaming, LLC, a Delaware limited liability company (“SBG Gaming”), and Noel Hayden, an individual, each in its/his capacity as a stockholder of the Company, is entering into a support agreement with the Company and Parent, dated as of the date hereof (each, a “Support Agreement”), pursuant to which, among other things, it/he is agreeing to vote its/his shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholder Meeting.
L.    Concurrently with the execution and delivery of this Agreement, Standard General Master Fund II L.P., an Affiliate of Parent and the “ultimate parent entity” of Parent for purposes of the filings set forth in Section 8.2(a)(ii), is entering into a side letter with the Company, Parent and Queen dated as of the date hereof (the “Side Letter”), pursuant to which, among other things, it is agreeing to comply with, and to cause the Buyer Parties to comply with, certain obligations of the Buyer Parties as more particularly set forth therein.
M.    Immediately after the execution and delivery of this Agreement, SG Gaming, in its capacity as a stockholder of Queen, will execute and deliver a written consent in respect of its shares of Queen Common Stock adopting this Agreement (the “Queen Written Consent”).
N.    Immediately following the Closing, SG Gaming and the Company will enter into a registration rights agreement (the “Registration Rights Agreement”), the form of which shall be agreed by the Company, Parent and SG Gaming in accordance with Section 8.21(b).
O.    The Parties desire to: (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, including the Mergers; and (ii) prescribe certain conditions with respect to the consummation of the Mergers and the other transactions contemplated by this Agreement.
P.    It is the intent of the Parties that the Queen Share Contribution and the Queen Merger, taken together, constitute a single, integrated transaction that qualifies as a

“reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1    Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a)    “Acceptable Confidentiality Agreement” means an agreement with the Company that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company Group to keep such information confidential; provided that, in the case of clause (ii), the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement.
(b)    “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or one or more of their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) to engage in an Acquisition Transaction.
(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:
(i)    any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition, as determined in good faith by the Company Board or the Special Committee); or
(iii)    any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties and their Affiliates (excluding, for the avoidance of doubt, the Company Group)) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company Stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction or a direct or indirect parent company thereof.
(d)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided, in no event shall any Buyer Party, Parent Party or any Parent Affiliated Person be deemed or considered an “Affiliate” of any member of the Company Group, or vice versa, at any time or for any purpose, except as expressly provided in Section 5.22(a)(ii).
(e)    “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Mergers.
(f)    “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
(g)    “Code” means the Internal Revenue Code of 1986.
(h)    “Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any employee of a Person or any of its Subsidiaries or other similar Contract with any labor organization, union, works council, or similar entity, or other body representing one or more employees of such Person or any of its Subsidiaries.
(i)    “Company Board” means the Board of Directors of the Company.
(j)    “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(k)     “Company Cash Amount” means, at any time of determination, an amount in cash equal to:

(i)     $160,000,000; minus

(ii)     an amount in cash equal to the aggregate dollar value of (A) the number of Rolling Company Shares multiplied by (B) the Per Share Price.

(l)    “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
(m)    “Company Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2021, by and among the Company, as borrower, the other parties thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions party thereto, as amended, supplemented or otherwise modified from time to time.
(n)    “Company Debt Agreements” means the Company Credit Agreement and the Company Indenture.
(o)    “Company Employee Plan” means each Employee Plan that is maintained, contributed to, required to be contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which any member of the Company Group has any liability (contingent or otherwise), other than any Employee Plan maintained by a Governmental Authority to which any member of the Company Group is required to contribute to pursuant to applicable law.
(p)    “Company Equity Plans” means, collectively, the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan, the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan, the Bally's Corporation 2021 Equity Incentive Plan, and the SIP, in each case, as amended, supplemented or otherwise modified from time to time.

(q)    “Company ESPP” means the Bally's Employee Stock Purchase Plan, as amended, supplemented or otherwise modified from time to time.
(r)    “Company Gaming Licenses” means any Gaming License issued or granted to, or held by, the Company or any of its Subsidiaries.
(s)    “Company Group” means the Company and its Subsidiaries, other than from and following the Queen Share Contribution, any member of the Queen Group.
(t)    “Company Indenture” means that certain Indenture, dated as of August 20, 2021, under which the Company is the Issuer, certain Subsidiaries of the Company that are the guarantors thereunder and U.S. Bank National Association, a national banking association, as trustee, as supplemented from time to time.
(u)    “Company PSU” means each restricted stock unit representing the right to vest in and be issued a share of Company Common Stock that is subject to performance-based metrics, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
(v)     “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
(w)    “Company Restricted Stock” means each share of Company Common Stock that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted by the Company.
(x)    “Company RSU” means each restricted stock unit representing the right to vest in and be issued a share of Company Common Stock that is subject solely to time-based vesting conditions, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
(y)    “Company Stockholders” means the holders of shares of Company Common Stock.
(z)     “Contract” means any contract, subcontract, note, bond, mortgage, credit agreement, indenture, lease, license, sublicense or other legally binding agreement.
(aa)    “Damages Per Share Price” means the numerical average of (i) the dollar volume-weighted average sale price for Company Common Stock as calculated by Bloomberg through its “Volume-Weighted Average Price” function (or, if not calculated thereby, any other authoritative source mutually agreed by the Company and Parent), rounded to the nearest one ten thousandth, during the period beginning at 9:30 a.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading) (the “VWAP”) for the ten (10) consecutive trading days ending with the date on which the first public announcement is made with respect to the termination of this Agreement (but not including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)) and (ii) the VWAP for the ten (10) consecutive trading days beginning on the date on which the first public announcement is made with respect to the termination of this Agreement (and including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)).
(bb)    “DOJ” means the United States Department of Justice or any successor thereto.
(cc)    “Employee Plan” means each (i) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) all other employment, natural person consulting or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation, fringe, welfare or other benefit or compensation plan, program, agreement, contract, practice, policy or arrangement, whether, in each case, written or unwritten.
(dd)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(ee)    “Exchange Act” means the Securities Exchange Act of 1934.
(ff)    “Financing Sources” means the Persons, in their respective capacities as such, that have committed to provide (either on or prior to the date of this Agreement), arrange, underwrite or place all or any portion of the Debt Financing in connection with the Mergers and any joinder agreements, note purchase agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.
(gg)    “Foreign Direct Investment Law” means laws or regulations that provide for national security reviews or reviews of foreign direct investment in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.
(hh)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii)    “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(jj)    “Gaming Activities” means the conduct, offering, or hosting of gaming and gambling activities, including online gambling, race books, sports pools, lotteries, sweepstakes, bingo, fantasy contests or the use of devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other gaming and gambling enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, betting, dog racing, horse racing, video lottery terminals and related and associated equipment, supplies and systems.
(kk)    “Gaming Jurisdictions” means, with respect to any Person, all jurisdictions, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted or hosted, including all Gaming Jurisdictions in which such Person or any of its Affiliates, directly or indirectly through a third person, currently conducts or hosts or proposes in the future to conduct, offer or host, or seek to conduct or host, any Gaming Activity.
(ll)    “Gaming Laws” means all (i) laws pursuant to which any Gaming Regulatory Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the ownership of an interest in, or control or influence over, an entity which conducts Gaming Activities in any Gaming Jurisdiction, (ii) orders promulgated thereunder, (iii) written and unwritten policies of the Gaming Regulatory Authorities and (iv) written and unwritten interpretations by the Gaming Regulatory Authorities of such laws or orders, including comfort letters.
(mm)    “Gaming Licenses” means, with respect to any Person, all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued or granted by any Gaming Regulatory Authority or any other federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body required by any person in order for such Person or its Affiliates to conduct or host, or seek to conduct or host, any Gaming Activities.
(nn)    “Gaming Regulatory Authorities” means, with respect to any Person, all Governmental Authorities with authority over or responsibility for interpreting, administering or enforcing Gaming Laws applicable to such Person and its Affiliates and equity or other financial interest holders.
(oo)    “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, authority, board, or licensing body, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether international, national, federal, state, county, provincial, local, tribal or municipal and whether local or foreign.
(pp)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

(qq)    “Indebtedness” means, with respect to any Person, any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the knowledge of such Person, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by such Person or its Subsidiaries or secured by any lien or security interest on the assets of such Person or its Subsidiaries.
(rr)    “Initial Public Offering” means the (a) sale in an underwritten initial public offering registered under the Securities Act, and the rules and regulations promulgated thereunder (in each case as amended from time to time, or any successor thereto) of any equity securities of the Company or a corporate or other successor to the Company, including for the avoidance of doubt, any direct listing of such equity securities or (b) consummation of a business combination transaction (whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) between the Company and a publicly traded special purpose acquisition company or blank check company that has been formed for the purpose of effecting such a transaction (or a subsidiary of such a special purpose acquisition company or blank check company).
(ss)    “Intellectual Property” means intellectual property and proprietary rights including: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, domain name registrations, and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
(tt)    “IP Contract” means, with respect to any Person, each Contract pursuant to which (i) any license, covenant not to sue, release, waiver, immunity, option or other right is granted under any material Intellectual Property owned by or purported to be owned by such Person or any of its Subsidiaries, as applicable, (ii) any Person has granted any license, covenant not to sue, release, waiver, immunity, option or other right under any Intellectual Property to such Person or any of its Subsidiaries, as applicable, that is material to their businesses, (iii) such Person or any of its Subsidiaries, as applicable, has assigned, transferred or sold, or agreed to assign, transfer or sell, any material Intellectual Property to any other Person, or (iv) such Person or any of its Subsidiaries, as applicable, is subject to any obligation or covenant with respect to the use, sale, licensing, enforcement, prosecution or other exploitation of any material Intellectual Property, including trademark co-existence or consent Contracts; provided that IP Contracts shall exclude: (A) non-exclusive licenses for commercially available, off-the-shelf software that have been granted on generally available terms; (B) non-exclusive licenses that are granted as part of a commercial transaction for Software-related services (for example, master service agreements or hosting agreements containing a non-exclusive license providing access to Software), and/or non-exclusive licenses that are incidental to the commercial transaction under which such license is granted; (C) non-disclosure agreements; and (D) assignments of Intellectual Property executed by employees and contractors of such Person or any of its Subsidiaries, as applicable.
(uu)    “Knowledge” means, (i) with respect to the Company, on any matter in question, the actual knowledge of the Persons set forth in Section 1.1(uu) of the Company Disclosure Letter and (ii) with respect to Queen or Parent, on any matter in question, the actual knowledge of the Persons set forth on Section 1.1(uu) of the Queen Disclosure Letter, in each case, after reasonable inquiry of his or her direct reports.
(vv)    “Lease” means, with respect to any Person, any lease, sublease, license or other agreement pursuant to which such Person or any of its Subsidiaries, as applicable, uses or occupies, or has the right to use or occupy, now or in the future, any real property that (i) is classified as a capitalized lease under GAAP or (ii) requires annual lease payments in excess of $1,000,000.
(ww)    “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
(xx)    “Licenses” means permits, licenses, memorandums of understanding, authorization to operate, certifications, approvals, registrations, consents, authorizations, franchises, variances, contractual authority, exemptions and orders issued or granted by a Governmental Authority.
(yy)    “Material Adverse Effect” means, with respect to the Company (any such Material Adverse Effect, a “Company Material Adverse Effect”) or with respect to Queen (any such Material Adverse Effect, a “Queen Material Adverse Effect”), as applicable, any fact, circumstance, change, event, occurrence, development or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole or (b) would render such Party unable to consummate the applicable Merger (the Company Merger with respect to the Company and the Queen Merger with respect to Queen) prior to the Termination Date; provided that solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i)    changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
(ii)    changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)    changes in general conditions in the industries in which such Party and its Subsidiaries generally conduct business;
(iv)    changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v)    any general geopolitical conditions, outbreak of hostilities, acts of war, cyberattack, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, cyberattack, sabotage, terrorism or military actions) in the United States or any other country or region in the world;
(vi)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;
(vii)    any Effect resulting from the announcement of this Agreement or the pendency of the Mergers and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Party and its Subsidiaries with suppliers, customers, partners, vendors or any other third Person (other than with respect to any representation or warranty that addresses the effect of execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby);
(viii)    the identity of, or any actions taken or failed to be taken by, the Buyer Parties or any of their Affiliates as acquirers of shares of Company Common Stock;
(ix)    the compliance by any Party with the express terms of this Agreement (other than Section 7.1 or Section 7.3), including any action taken or refrained from being taken as expressly required by this Agreement or with the written consent of the other Party;

(x)    changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);
(xi)    in the case of the Company Group, changes after the date hereof in the price or trading volume of, or the credit ratings or the ratings outlook for, their respective securities, or any going concern disclosure in any reports, schedules, forms, statements or other Company SEC Report, in and of itself (it being understood that any cause of such change or disclosure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xii)    any failure, in and of itself, by such Party and its Subsidiaries to meet (A) any public analyst estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);
(xiii)    the departure or termination of any director, employee (including any officer) or independent contractors of such Party or its Subsidiaries;
(xiv)    in the case of the Company, any action or claim made or brought by any actual or purported current or former stockholder of the Company (or on their behalf or on behalf of the Company) arising out of or relating to this Agreement or the Mergers or any other transaction contemplated by this Agreement; or
(xv)    the availability or cost of equity, debt or other financing to such Party in and of itself (it being understood that any cause affecting such availability or cost may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);
and except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on such Party relative to other similarly situated companies operating in the industries in which such Party and its Subsidiaries conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.
(zz)    “MKF Warrants” means, collectively: (i) that certain Common Stock Purchase Warrant, dated March 23, 2022, issued by the Company to 10310344 Canada Inc. for the purchase by 10301344 Canada Inc. of up to 7,876 shares of Company Common Stock at a price of $0.01 per share; (ii) that certain Common Stock Purchase Warrant, March 23, 2022, issued by the Company to Julia Asher for the purchase by Julia Asher of up to 3,938 shares of Company Common Stock at a price of $0.01 per share; (iii) that certain Common Stock Purchase Warrant, dated March 23, 2022, issued by the Company to OneTeam Partners, LLC for the purchase by

OneTeam Partners, LLC of up to 9,844 shares of Company Common Stock at a price of $0.01 per share ; and (iv) that certain Common Stock Purchase Warrant, March 23, 2022, issued by the Company to William Asher for the purchase by William Asher of up to 372,120 shares of Company Common Stock at a price of $0.01 per share.

(aaa)    “MKF Alternative Consideration Amount” means the (x) Per Share Price multiplied by (y) (i) the number of shares of Company Common Stock issuable pursuant to the MKF Warrants immediately prior to the Company Effective Time minus (ii) the number of such shares in respect of which the holder(s) of MKF Warrants made an affirmative election, under the terms of such MKF Warrants, prior to the Closing Date, for such MFK Warrants to continue to be exercisable for shares of Company Common Stock after the Company Effective Time.

(bbb)    “Non-Recourse Party” means any Person other than a Buyer Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Buyer Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing, but excluding, in each case, the Buyer Parties and any party to any Related Agreement.
(ccc)    “NYSE” means The New York Stock Exchange and any successor stock exchange.
(ddd)    “Order” means any binding order, judgment or injunction of any Governmental Authority.
(eee)    “Parent Affiliated Persons” means the Persons listed on Section 1.1(eee) of the Queen Disclosure Letter.
(fff)    “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) statutory liens or landlords’, mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) non-exclusive licenses to Intellectual Property; (iv) liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent and do not materially and adversely affect the use or operation of the property subject thereto; (v) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto; or (vi) liens to the extent disclosed in the Company SEC Reports on the date of this Agreement and/or securing Indebtedness to the extent disclosed in such Company SEC Reports.
(ggg)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(hhh)    “Queen Board” means the Board of Directors of Queen.
(iii)    “Queen Charter” means the Fourth Amended and Restated Certificate of Incorporation of Queen, dated December 17, 2021.
(jjj)    “Queen Common Stock” means the common stock, par value $0.00000198 per share, of Queen.
(kkk)    “Queen Credit Agreement” means that certain Credit Agreement, dated as of July 13, 2022, by and among The Queen Casino & Entertainment Inc. (f/k/a CQ Holding Company, Inc.), a Delaware corporation, the Fortress Credit Corp, as the administrative agent, and the lenders party thereto from time to time, as amended, supplemented or otherwise modified from time to time.
(lll)    “Queen Employee Plan” means each Employee Plan that is maintained, contributed to, required to be contributed to or sponsored by any member of the Queen Group for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which any member of the Queen Group has any liability (contingent or otherwise), other than any Employee Plan maintained by a Governmental Authority to which Queen or any Subsidiary of Queen is required to contribute to pursuant to applicable law.
(mmm)    “Queen Equity Plan” means the Queen Casino & Entertainment Inc. Amended and Restated 2023 Equity Incentive Plan.
(nnn)    “Queen Exchange Ratio” means 2.45368905950.
(ooo)    “Queen Gaming Licenses” means any Gaming License issued or granted to or held by, Queen or any of its Subsidiaries.
(ppp)    “Queen Group” means Queen and its Subsidiaries.
(qqq)    “Queen Preferred Stock” means the Preferred Stock, par value $0.00000198, of Queen.
(rrr)    “Queen Restricted Stock Award” means each award of restricted stock granted under the Queen Equity Plan.
(sss)    “Queen Stockholders” means the holders of shares of Queen Common Stock.

(ttt)    “Queen Warrants” means that certain Common Stock Purchase Warrant, dated July 13, 2022, issued by Queen to DBFLF CQ Warrant Holdings LLC and that certain Common Stock Purchase Warrant, dated April 16, 2024, issued by Queen to DBFLF CQ Warrant Holdings LLC.
(uuu)    “Related Agreements” means, collectively, the Guarantee, the Support Agreements and the Side Letter.
(vvv)    “Remaining Company Shares” means, collectively, Rolling Company Shares, Owned Company Shares, Company Contribution Shares, Queen Consideration Shares and shares of Company Restricted Stock.
(www)    “Representative” means, collectively, with respect to any Person, such Person’s directors, officers, employees, consultants, agents, representatives and advisors. For the purposes of this Agreement, in no event shall any Buyer Party or any Parent Affiliated Person or any of their Representatives be deemed or considered a “Representative” of any member of the Company Group, or vice versa, at any time or for any purpose hereunder.
(xxx)    “Requisite Gaming Approvals” means, collectively, the Company Gaming Approvals and the Queen Gaming Approvals.
(yyy)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(zzz)    “SBG Gaming Securities” means, collectively: (i) that certain Common Stock Purchase Warrant, dated November 18, 2020, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 4,915,726 shares of Company Common Stock at a price of $0.01 per share; (ii) that certain Common Stock Purchase Warrant, dated April 20, 2021, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 2,086,908 shares of Company Common Stock at a price of $0.01 per share; (iii) that certain Common Stock Purchase Warrant, dated November 18, 2020, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 3,279,337 shares of Company Common Stock at a price of $0.01 per share, subject to the satisfaction of certain conditions set forth therein; (iv) that certain Common Stock Purchase Warrant, dated April 20, 2021, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 909,090 shares of Company Common Stock at a price of $0.01 per share;  and (v) that certain Common Stock Purchase Option, dated November 18, 2020, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 1,639,669 shares of Company Common Stock at prices between $30.00 and $45.00 per share.
(aaaa)    “Schedule 13E-3 Information” means all information and exhibits required by the Rule 13E-3 Transaction Statement on Schedule 13E-3 under Section 13(e) of the Exchange Act and Rule 13E-3 promulgated thereunder to be included in the Schedule 13E-3.
(bbbb)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(cccc)    “Securities Act” means the Securities Act of 1933.

(dddd)     “SIP” means, collectively, Supplement No. 1 to the Bally's Corporation 2021 Equity Incentive Plan (UK Share Incentive Plan); Supplement No. 2 to the Bally's Corporation 2021 Equity Incentive Plan (International Share Incentive Plan); and Supplement No. 3 to the Bally's Corporation 2021 Equity Incentive Plan (Partner Incentive Plan).

(eeee) “SIP Award” means each award granted under the SIP.

(ffff)     “Software” means all computer software (in object code or source code format). associated databases, and related documentation and materials.

(gggg)    “Solvent” means, with respect to any Person, that at any time of determination (i) the fair saleable value (determined on a going concern basis) of the assets of such Person, together with its Subsidiaries, taken as a whole, is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (ii) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (iii) such Person, together with its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.
(hhhh)    “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. For the purposes of this Agreement, in no event shall Queen or any other member of the Queen Group (including, for the avoidance of doubt, from and following the Queen Share Contribution) be deemed or considered a “Subsidiary” of any member of the Company Group at any time or for any purpose hereunder.

(iiii)    “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financing aspects of the proposal (including certainty and timing of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and (ii) if consummated, would be more favorable to the Unaffiliated Company Stockholders (in their capacity as such) than the transactions contemplated by this Agreement, including the Company Merger (taking into account any revisions to this Agreement made or committed to in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
(jjjj)    “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, license, registration, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.
(kkkk)    “Tax Returns” means any returns, estimates, information statements and reports (including schedules, amendments and attachments thereto) supplied or required to be supplied to any Governmental Authority relating to any and all Taxes.
(llll)    “Termination Fee Per Share Price” means the numerical average of (i) the VWAP for the ten (10) consecutive trading days ending with the date on which the first public announcement is made with respect to the termination of this Agreement (but not including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)) and (ii) the VWAP for the ten (10) consecutive trading days beginning on the date on which the first public announcement is made with respect to the termination of this Agreement (and including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)).
(mmmm)    “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities or Indebtedness of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Mergers, the Queen Share Contribution or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13E-3, any Other Required Company Filing or any other communications to the Company Stockholders or holders of securities or Indebtedness of the Company Group, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement or the Guarantee.
(nnnn)    “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) Parent, SRL, SBG Gaming, Noel Hayden or their respective Affiliates and those members of the Company Board who are employees of Parent, SBG Gaming or any of their respective Affiliates, (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iii) any Company Stockholder who, prior to the receipt of the Requisite Stockholder Approval, enters into any contract, agreement or other arrangement with any Buyer Party or any of its respective Affiliates pursuant to which such Company Stockholder agrees to vote to adopt this Agreement or to make a Rolling Share Election.
(oooo)    “Unaudited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of March 31, 2024 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the fiscal quarter ended March 31, 2024.
(pppp)    “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law.
(qqqq)    “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party (x) with the actual Knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement or (y) not in good faith that results, directly or indirectly, in a breach of the relevant covenant, representation, warranty or other agreement.
1.2    Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	7.6(a)
Alternative Debt Commitment Letter	8.6(c)
Alternative Debt Financing	8.6(c)
Book-Entry Queen Shares	3.9(a)
Book-Entry Shares	2.8(c)
Buyer Parties	Preamble
Certificates	2.8(c)

Chosen Courts	11.10(a)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Board Recommendation	4.3(b)
Company Bylaws	2.5(b)
Company Capitalization Date	4.7(a)
Company Certificate of Merger	2.3
Company Charter	2.5(a)
Company Continuation Period	8.11(b)(i)
Company Contribution Shares	3.1
Company Disclosure Letter	Article IV
Company Effective Time	2.3
Company Exchange Fund	2.11(a)
Company Gaming Approvals	4.6
Company Indemnified Persons	8.10(a)
Company Liability Limitation	10.3(f)(ii)
Company Merger	Recitals
Company Party	Preamble
Company Parties	Preamble
Company Related Parties	10.3(f)(ii)
Company SEC Reports	4.9
Company Securities	4.7(c)
Company Stockholder Meeting	8.4(a)
Company Termination Fee	10.3(b)(i)
Confidentiality Agreement	11.4
Consent	4.6
Continuing Company Employees	8.11(a)
Continuing Queen Employees	8.11(a)
Copyrights	1.1(rr)
Debt Commitment Letter	6.8(a)
Debt Financing	6.8(a)
Definitive Financing Agreements	8.6(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Dissenting Queen Shares	3.7(d)
Effect	1.1(yy)
Election Deadline	2.8(c)
Election Form	2.8(c)
Electronic Delivery	11.12
Election Form Record Date	2.8(c)

Enforceability Limitations	4.2
Financing Amount	6.8(d)
Fractional Share Cash Amount	3.7(c)
Guarantee	Recitals
Indemnification Obligations	8.10(a)
Indemnified Persons	8.10(a)
Intervening Event	7.6(d)(i)
Intralot Shares	5.7(e)
Leased Real Property	5.15(b)
Licensed Parties	6.5(b)
Licensing Affiliates	6.5(b)
Marks	1.1(rr)
Maximum Annual Premium	8.10(c)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub Stockholder Approvals	4.4
Most Recent Queen Balance Sheet	5.9(a)
New Company Plan	8.11(c)(i)
New Queen Plan	8.11(c)(ii)
Notice Period	7.6(d)(ii)(3)
Old Company Plans	8.11(c)(i)
Old Queen Plans	8.11(c)(ii)
Other Required Company Filing	8.3(b)
Other Required Parent Filing	8.3(c)
Owned Company Share	2.7(a)(ii)
Owned Queen Share	3.7(a)(iii)
Parent	Preamble
Parent Liability Limitation	10.3(f)(i)
Parent Parties	Article VI
Parent Related Parties	10.3(f)(i)
Parent Termination Fee	10.3(c)
Party	Preamble
Parties	Preamble
Patents	1.1(rr)
Payment Agent	2.8(b)
Payoff Letters	8.20
Per Share Price	2.7(a)(i)
Prohibited Modifications	8.6(b)
Proxy Statement	8.3(a)
Queen	Preamble

Queen Capitalization Date	5.7(a)
Queen Certificate of Merger	3.3
Queen Certificates	3.9(a)
Queen Consideration	3.7(a)(ii)
Queen Consideration Shares	3.7(a)(ii)
Queen Continuation Period	8.11(b)(ii)
Queen Contributed Shares	3.1
Queen Disclosure Letter	Article V
Queen Effective Time	3.3
Queen Financial Statements	5.9(a)
Queen Gaming Approvals	5.6
Queen Indemnified Persons	8.10(a)
Queen Material Adverse Effect	1.1(yy)
Queen Merger	Recitals
Queen Securities	5.7(c)
Queen Share Contribution	3.1
Queen Surviving Corporation	3.2
Queen Written Consent	Recitals
Recent SEC Reports	Article IV
Recommendation Change	7.6(c)(i)
Registration Rights Agreement	Recitals
Remedial Actions	8.1
Repaid Indebtedness	8.20
Requisite Stockholder Approval	4.4
Rolling Company Share	2.8(a)
Rolling Share Election	2.8(a)
SBG Gaming	Recitals
Schedule 13E-3	8.3(a)
SG Gaming	Preamble
Side Letter	Recitals
Special Committee	Recitals
Special Committee Recommendation	4.3(a)
Specified Financing Source Provisions	11.13
SRL	Recitals
Support Agreement	Recitals
Surviving Corporation	2.2
Termination Date	10.1(c)

1.3    Certain Interpretations.
(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”
(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e)    When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity; provided that in no event shall Queen or any other member of the Queen Group (including, for the avoidance of doubt, from and following the Queen Share Contribution) be deemed or considered to be a “Subsidiary” of any member of the Company Group at any time or for any purpose hereunder.
(i)    A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) in effect as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.
(j)    All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto, in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.
(k)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(l)    The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(m)    If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the succeeding Business Day.
(n)    The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o)    No summary of this Agreement or of any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(p)    The information contained in this Agreement and in the Company Disclosure Letter and Queen Disclosure Letter is disclosed solely for purposes of this Agreement and solely for the benefit of the Parties, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter or Queen Disclosure Letter, as applicable, is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter or Queen Disclosure Letter, as applicable. Nothing in the Company Disclosure Letter constitutes an admission against any member of the Company Group’s interest or represents any member of the Company Group’s legal position or legal rights on the matter so disclosed. Nothing in the Queen Disclosure Letter constitutes an admission against a Buyer Party’s interest or represents any Buyer Party’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Material Adverse Effect or materiality.
(q)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, no Persons other than the Parties may rely on the representations and warranties in this Agreement or any related disclosures as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
(r)    Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” (i) by the Company if such documents, information or materials have been included in the Recent SEC Reports or posted to the “Project Epsilon” virtual data room hosted by Datasite and managed by the Company and by (ii) Parent or Queen if such documents, information or materials have been posted to the “Project Ruby” virtual data room hosted by Firmex and managed by Queen, in each case, not later than 6:00 p.m. Eastern time on the second Business Day preceding the date hereof.
(s)    References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.
(t)    The Company Disclosure Letter and the Queen Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
ARTICLE II
THE COMPANY MERGER
2.1    The Closing. The consummation of the Queen Share Contribution and Mergers (together, the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery): (a) in no event later than the third Business Day after the satisfaction or waiver (to the extent waiver is permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waiver is permitted hereunder) of such conditions at the Closing); provided that if any of the conditions set forth in Article IX are not satisfied or waived (to the extent permitted hereunder) on such third Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions have been satisfied or waived (to the extent permitted hereunder); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.2    The Company Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Company Effective Time: (a) Merger Sub I will be merged with and into the Company; (b) the separate corporate existence of Merger Sub I will thereupon cease; and (c) the Company will continue as the surviving corporation of the Company Merger. The Company, as the surviving corporation of the Company Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.3    The Company Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Merger Sub I will cause the Company Merger to be consummated pursuant to the DGCL by executing and filing all necessary documentation, including a certificate of merger in customary form and substance (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company and specified in the Company Certificate of Merger, being referred to herein as the “Company Effective Time”).
2.4    Effect of the Company Merger. At the Company Effective Time, the effect of the Company Merger will be as provided in this Agreement, the Company Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Effective Time: all (a) property, rights, privileges, powers and franchises of the Company and Merger Sub I will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub I will become the debts, liabilities and duties of the Surviving Corporation.
2.5    Certificate of Incorporation and Bylaws.
(a)    Surviving Corporation Certificate of Incorporation. At the Company Effective Time, by virtue of the Company Merger, the Fifth Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 8.10(a).
(b)    Surviving Corporation Bylaws. Promptly following the date of this Agreement, but in no event later than five (5) Business Days prior to the date of the filing of the Proxy Statement, each of Parent and the Company shall use its respective reasonable best efforts to agree to the form of amended and restated bylaws of the Company (the “Surviving Company Bylaws”), which shall be substantially in the same form as the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”), and the Company Board shall take all actions necessary so that effective at the Company Effective Time the Company Bylaws will be amended and restated in its entirety to read as set forth in the Surviving Company Bylaws, and such amended and restated bylaws will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 8.10(a).
2.6    Directors and Officers.
(a)    Directors of the Surviving Corporation. The Company shall take all action necessary so that at the Company Effective Time, subject to compliance with the requirements of Section 8.21, the initial directors of the Surviving Corporation will be persons designated in writing by Parent to the Company with sufficient advance notice (as reasonably determined by Parent and the Company) prior to the Closing in order to obtain the Requisite Gaming Approvals. Such initial directors shall hold office as directors of the Surviving Corporation from and after the Company Effective Time in accordance with the DGCL, Section 8.21, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
(b)    Officers of the Surviving Corporation. The officers of the Company as of immediately prior to the Company Effective Time shall continue as the initial officers of the Surviving Corporation from and after the Company Effective Time, each to hold office in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

2.7    Effect of Company Merger on Capital Stock.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Company Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub I or the Company or the holders of any of the following securities, the following will occur:
(i)    each share of Company Common Stock outstanding immediately prior to the Company Effective Time, other than (A) any Owned Company Shares, (B) any shares of Company Restricted Stock, (C) any Rolling Company Shares, (D) any Dissenting Company Shares and (E) any Company Contribution Shares, shall be automatically converted into the right to receive cash in an amount equal to $18.25 per share, without interest thereon (the “Per Share Price”) and, when so converted, will automatically be cancelled and cease to exist (except for the right to receive the Per Share Price as contemplated by this Section 2.7(a)(i));
(ii)    each share of Company Common Stock that is held by the Company in treasury or held by any Subsidiary of the Company as of immediately prior to the Company Effective Time (each, an “Owned Company Share”) will be cancelled and cease to exist without any conversion thereof or consideration paid therefor;
(iii)    each share of Company Common Stock that is a share of Company Restricted Stock, a Rolling Company Share or a Company Contribution Share as of immediately prior to the Company Effective Time will remain issued and outstanding as shares of common stock of the Surviving Corporation; and
(iv)    each share of common stock, par value $0.01 per share, of Merger Sub I that is outstanding as of immediately prior to the Company Effective Time will be cancelled and cease to exist without any conversion thereof or consideration paid therefor.
(b)    Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock distribution or dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the shares of Company Common Stock occurring on or after the date hereof and prior to the Company Effective Time.
(c)    Rights of Appraisal.
(i)    The Parties agree that, notwithstanding Section 262(b)(2)a. of the DGCL, shares of Company Common Stock shall be entitled to rights of appraisal under Section 262 of the DGCL, in accordance this Section 2.7(c). Notwithstanding anything to the contrary set forth in this Agreement (other than this Section 2.7(c)), all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Company Effective Time (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares)) and held by Company Stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing, and who shall have properly demanded appraisal of such shares of Company Common Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7 and shall be entitled only to such rights as are granted by Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof). Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or otherwise failed to comply with the provisions of Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.11 and shall not be deemed to be Dissenting Company Shares.
(ii)    The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the consent right with respect to a payment or settlement set forth above.
2.8    Rolling Share Election.
(a)    Elections. Each Person (other than the Company and its Subsidiaries) who is a record holder of shares of Company Common Stock on the Election Form Record Date, or who becomes a record holder of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.8(c), may submit an Election Form specifying the number of shares of Company Common Stock held by such Person that such Person elects to have remain issued and outstanding in the Company Merger (each such share of Company Common Stock for which such election is validly made and not revoked in accordance herewith, a “Rolling Company Share,” and each such election, a “Rolling Share Election”). Any such record holder who fails to properly submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 2.8 with respect to all or any portion of such holder’s shares of Company Common Stock shall be deemed to have not made a Rolling Share Election with respect to such shares. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds shares of Company Common Stock. [Each of Parent and the Company shall have the authority to reject all or any part of a Rolling Share Election if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder who made such election is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. The Parties agree to treat each Rolling Share Election as a non-realization event for U.S. federal income tax purposes.
(b)    Appointment of Payment Agent. Prior to the mailing of the Proxy Statement by the Company to the Company Stockholders: (i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as payment and exchange agent (the “Payment Agent”) in respect of the Company Merger and payment of the Per Share Price; and (ii) the Company will enter into a payment agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Payment Agent, to which Parent shall be a third-party beneficiary.
(c)    Mailing of Election Form; Election Deadline. Parent shall prepare, and the Company shall direct the Payment Agent to mail, a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), at least forty-five (45) days prior to the Closing Date, as reasonably determined by Parent and the Company, to the record holders of Company Common Stock with a record date ten (10) days prior to such mailing (the “Election Form Record Date”), which Election Form shall permit each record holder of shares of Company Common Stock (other than the Company and its Subsidiaries) who wishes to make a Rolling Share Election to specify the number of shares of Company Common Stock with respect to which each such holder elects the Rolling Share Election; provided that the Company shall use commercially reasonable efforts to mail or otherwise make available (by posting on the Company’s website or otherwise) the Election Form and related materials to all Persons who become record holders of Company Common Stock during the period between the Election Form Record Date and the Election Deadline for use by such holders who desire to make a Rolling Share Election. Any such holder’s Rolling Share Election shall have been properly made only if the Payment Agent shall have received at its designated office, by 5:00 p.m. Eastern time on a date to be agreed by the Company and Parent that is at least sixty (60) days prior to the date upon which the Closing Date is expected to occur as determined in good faith by Parent and the Company or such later date mutually agreed by Parent and the Company (the “Election Deadline”), an Election Form properly completed and signed and, if the shares of Company Common Stock in respect of which such election is sought to be made are represented by a certificate or certificates (the “Certificates”), such Election Form shall be accompanied by such

Certificate or Certificates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in the Election Form from a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, provided that such Certificate or Certificates are in fact delivered to the Payment Agent within five (5) Business Days after receipt by the Payment Agent of such guarantee of delivery). Shares of Company Common Stock held in the form of Certificates or in the form of book-entry shares (“Book-Entry Shares”) in respect of which a Rolling Share Election is made may not be transferred on the stock transfer books or ledger of the Company until after the Company Effective Time (or as set forth in Section 2.8(d) and Section 2.8(f)). The Company and Parent shall use commercially reasonable efforts to issue a public statement (by posting on the Company’s website, by means of a Current Report on Form 8-K filed by the Company or otherwise) disclosing the Election Deadline no later than ten (10) Business Days before the Election Deadline or such later date mutually agreed by Parent and the Company.
(d)    Ability to Revoke Election Forms. Any Election Form may be revoked by the record holders of Company Common Stock submitting it to the Payment Agent only by written notice received by the Payment Agent prior to the Election Deadline. All Election Forms shall automatically be revoked if the Payment Agent is notified in writing by Parent and the Company that the Company Merger has been abandoned and this Agreement has been terminated. If an Election Form is properly revoked by the record holder of Company Common Stock or is automatically revoked pursuant to the immediately preceding sentence, the Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates shall be promptly returned to the stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company.
(e)    Determination of Payment Agent Binding. The determination of the Payment Agent shall be binding as to whether a Rolling Share Election shall have been properly made or revoked pursuant to this Section 2.8 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Payment Agent determines that any Rolling Share Election was not properly made with respect to any shares of Company Common Stock, such shares shall be treated by the Payment Agent as shares of Company Common Stock that are not Rolling Company Shares at the Company Effective Time, and such shares shall be exchanged in the Company Merger for the Per Share Price pursuant to Section 2.7(a)(i). The Payment Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.8 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.
(f)    Notification of Rolling Company Shares. Parent shall provide, or cause to be provided, prompt notice (but in any event within ten (10) Business Days following the Election Form Deadline) to (i) each Company Stockholder who submits a Rolling Share Election of the number of shares of Company Common Stock held by such Company Stockholder that will be Rolling Company Shares and (ii) the Company of the aggregate number of shares of

Company Common Stock that will be Rolling Company Shares; provided that none of Parent, Merger Sub I or the Company shall be under any obligation to notify any Person of any defect in an Election Form.
(g)    Certificates; Book-Entry Shares. Any Certificate or Certificates that immediately prior to the Company Effective Time represented outstanding shares of Company Common Stock that are Rolling Company Shares shall remain issued and outstanding from and after the Company Effective Time and represented by such Certificate or Certificates, and such Certificate or Certificates which were delivered to the Payment Agent shall be promptly returned to the stockholder that submitted such Certificate or Certificates, and any Book-Entry Shares of Company Common Stock that are Rolling Company Shares shall remain issued and outstanding as Book-Entry Shares of Company Common Stock from and after the Company Effective Time and become transferable on the stock transfer books and ledger of the Company promptly after the Company Effective Time.
2.9    Treatment of Company Equity Awards.
(a)    Company RSUs; Company PSUs; Company Restricted Stock. At the Company Effective Time, each outstanding award of Company RSUs, Company PSUs and the shares of Company Restricted Stock, in each case whether vested or unvested, shall, automatically and without any required action by the holder of the applicable award of Company RSUs, Company PSUs and/or Company Restricted Stock, be continued by the Company from and after the Company Effective Time in accordance with the same terms and conditions (including any vesting, performance, acceleration, forfeiture, or repurchase rights) as were applicable to such award as of immediately prior to the Company Effective Time, and such awards, when vested, shall continue to be settled in shares of Company Common Stock from and after the Company Effective Time (subject to all applicable Taxes and withholdings), with any shares vesting immediately prior to or as of the Company Effective Time being treated as Rolling Company Shares for purposes of this Agreement.
(b)    Non-U.S. Stock Incentive Plan. Immediately prior to the Company Effective Time, all outstanding and unvested matching shares issuable under Supplements No. 2 and No. 3 to the 2021 Equity Incentive Plan shall accelerate and vest in accordance with the provisions of the Company Equity Plans and, such then-vested matching shares shall be settled by the Company, to the extent practicable and taking into account relevant tax considerations of participants thereunder, by means of the issuance of shares of Company Common Stock, with such shares being treated as Rolling Company Shares for purposes of this Agreement. Any unallocated shares under Supplement No. 1 to the 2021 Equity Incentive Plan shall be held by the trustee of such plan and may be used for future purposes as reasonably directed by the Company. Following the Closing, the Company shall use its reasonable best efforts to resolve the settlement of shares and other administrative actions under the SIPs in a manner that considers the relevant tax consequences to the participants and the Company.

(c)    Further Actions. The Company and the Company Board shall pass resolutions approving, and take such other actions as may be reasonably necessary or required to effect, the treatment of the Company RSUs, Company PSUs, Company Restricted Stock and SIP Awards under this Section 2.9 and the treatment of the Company ESPP as set forth in Section 2.10. The Company, and after the Company Effective Time, Parent, shall make all filings required and shall take all reasonable actions necessary to maintain listing of the Company Common Stock on the OTCQX operated by the OTC Markets or, at the election of Parent, the New York Stock Exchange or other national securities exchange.
2.10    Company ESPP. The Company will continue to operate the Company ESPP in accordance with its terms and past practice for the Offering Period (as defined in the Company ESPP) in effect on the date of this Agreement; provided, that as soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that (a) with respect to the offering period under the Company ESPP in effect as of the date of this Agreement (the “Current ESPP Offering Period”), no individual who was not a participant in the Company ESPP as of the date of this Agreement may enroll in the Company ESPP with respect to such Current ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on the date of this Agreement for such Current ESPP Offering Period, and (b) no new offering period shall be commenced under the Company ESPP after the date of this Agreement and prior to the Company Effective Time.
2.11    Surrender and Payment.
(a)    Company Exchange Fund. Prior to or as of the Company Effective Time, (i) Parent, with the cooperation of the Company as and to the extent provided in this Agreement, will cause the proceeds of the Debt Financing to be deposited with the Payment Agent, by wire transfer of immediately available funds (but only if the Company has available to it and is ready, willing and able to simultaneously deposit the Company Contribution Amount to the Payment Agent pursuant to the immediately following clause (ii)), and (ii) the Company will, to the extent available to it, deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, an amount in cash (if any) up to the Company Cash Amount which amount shall, together with the proceeds of the Debt Financing, equal the aggregate cash consideration to which the record holders of shares of Company Common Stock pursuant to Section 2.7 (for the avoidance of doubt, other than Remaining Company Shares and Dissenting Company Shares) are or become entitled pursuant to Section 2.7 (such aggregate amount (if any) of the Company Cash Amount plus the MKF Alternative Consideration Amount, the “Company Contribution Amount”) for payment to the record holders of shares of Company Common Stock pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as reasonably directed by Parent or the Surviving Corporation, only in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks organized under the laws of the United States or any state thereof with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) that is assigned at least a “B” rating by Thomson Financial BankWatch (such cash and any proceeds thereon, the “Company Exchange Fund”). No such investment or loss thereon of fund in the Company Exchange Fund shall affect the amounts payable to the holders of shares of Company Common Stock (for the avoidance of doubt, other than Remaining Company Shares) pursuant to Section 2.7. To the extent there are investment losses or the Company Exchange Fund otherwise diminishes below the level necessary for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7, the Surviving Corporation shall promptly deposit or cause to be deposited additional amounts in cash in immediately available funds with the Payment Agent as necessary to ensure that the Company Exchange Fund is at all times at the level necessary for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7. Any income from investment of the Company Exchange Fund in excess of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7 will be payable to the Surviving Corporation. The Company Exchange Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock pursuant to Section 2.7 or the Surviving Corporation as contemplated by this Section 2.11(a).
(b)    Payment Procedures. Promptly following the Closing (and in any event within three (3) Business Days following the Closing), the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Company Effective Time) of (i) a Certificate or Certificates that immediately prior to the Company Effective Time represented outstanding shares of Company Common Stock (other than Remaining Company Shares and Dissenting Company Shares, as applicable) and (ii) Book-Entry Shares of Company Common Stock (other than Remaining Company Shares and Dissenting Company Shares, as applicable): (A) a letter of transmittal in customary form to be agreed by the Company and Parent prior to the Company Effective Time (which will specify that delivery will be effected, and risk of loss and title to such holder’s Certificates will pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof) to the Payment Agent or, in the case of Book-Entry Shares of Company Common Stock, upon adherence to the procedures set forth in the letter of transmittal); and (B) instructions for use in effecting the surrender of the Certificates (or submission of an affidavit of loss in lieu thereof) and Book-Entry Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates (other than Certificates representing Remaining Company Shares) or submission of an effective affidavit of loss in lieu thereof for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or effective affidavit of loss in lieu thereof will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying: (1) the aggregate number of shares of Company Common Stock represented by such Certificate or effective affidavit of loss in lieu thereof; by (2) the Per Share Price (subject to Section 2.14), and the Certificates so surrendered (or shares of Company Common Stock represented by an effective affidavit of loss submitted in lieu thereof) will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Book-Entry Shares (other than Book-Entry Shares that are Remaining

Company Shares), the holders of such Book-Entry Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Book-Entry Shares; by (y) the Per Share Price (subject to Section 2.14), and the transferred Book-Entry Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates or the Book-Entry Shares on the Per Share Price payable upon the surrender of such Certificates (or submission of an effective affidavit of loss in lieu thereof) or Book-Entry Shares pursuant to this Section 2.11(b). Until so surrendered, outstanding Certificates and Book-Entry Shares (for the avoidance of doubt, other than Remaining Company Shares) will be deemed from and after the Company Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7.
(c)    Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Book-Entry Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to the Company (or any agent designated by the Company) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of the Company (or any agent designated by the Company) that such transfer Taxes have been paid or are otherwise not payable.
(d)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent or any Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)    Distribution of the Company Exchange Fund to the Surviving Corporation. Any portion of the Company Exchange Fund that remains undistributed to the holders of shares of Company Common Stock on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation upon demand, and any record holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Company Effective Time and were not Remaining Company Shares or Dissenting Company Shares, who have not theretofore surrendered or transferred their Certificates or Book-Entry Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 2.11, will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or

Book-Entry Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Book-Entry Shares two (2) years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.12    No Further Ownership Rights in Company Common Stock. From and after the Company Effective Time: (a) all shares of Company Common Stock (other than Remaining Company Shares) will no longer be outstanding and will automatically be converted or cancelled, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Book-Entry Shares theretofore representing any shares of Company Common Stock (other than Remaining Company Shares) will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7 or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Company Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock (other than Remaining Company Shares) that were issued and outstanding immediately prior to the Company Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades (other than of Remaining Company Shares) effected prior to the Company Effective Time. If, after the Company Effective Time, Certificates or Book-Entry Shares (other than in respect of Remaining Company Shares) are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.11(b)) be cancelled and exchanged as provided in this Article II.
2.13    Lost, Stolen or Destroyed Certificates. In the event that any Certificates (other than in respect of Remaining Company Shares) have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. The Company or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against the Company, the Surviving Corporation or the Payment Agent with respect to such Certificates alleged to have been lost, stolen or destroyed.
2.14    Required Withholding. Each of the Payment Agent, Parent, the Company Parties and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld, such withheld amounts shall be (a) timely paid over to the appropriate Governmental Authority and

(b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree to use their respective commercially reasonable efforts to cooperate to eliminate or reduce to the greatest extent possible any such deduction or withholding, including providing notice and a reasonable opportunity for the applicable payee to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding.
2.15    No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation, if any, with a record date on or after the Company Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares other than with respect to such capital stock that constitutes Remaining Company Shares.
2.16    Necessary Further Actions. If, at any time after the Company Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub I, then the directors and officers of the Company and Merger Sub I will take all such lawful and necessary action.
ARTICLE III
THE QUEEN CONTRIBUTION AND MERGER
3.1    The Queen Contribution. Subject to the terms and conditions of this Agreement, at the Closing and effective immediately prior to the Company Effective Time, SG Gaming shall contribute, transfer, assign, convey and deliver all shares of Queen Common Stock held by SG Gaming (such shares, the “Queen Contributed Shares”) to the Company, free and clear of all liens (other than restrictions under applicable securities laws), pursuant to transfer documentation in a form agreed between the Company and the Buyer Parties, and the Company shall accept SG Gaming’s contribution, transfer, assignment, conveyance and delivery of the Queen Contributed Shares and issue to SG Gaming in exchange for the Queen Contributed Shares that number of validly issued, fully paid and nonassessable shares of Company Common Stock equal to the number of Queen Contributed Shares multiplied by the Queen Exchange Ratio (rounded to the nearest whole share) (such shares of Company Common Stock, the “Company Contribution Shares” and such contribution of Queen Contributed Shares and issuance of shares of Company Common Stock in exchange therefor, the “Queen Share Contribution”).
3.2    The Queen Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Queen Effective Time: (a) Merger Sub II will be merged with and into Queen; (b) the separate corporate existence of Merger Sub II will thereupon cease; and (c) Queen will continue as the surviving corporation of the Queen Merger. Queen, as the surviving corporation of the Queen Merger, is sometimes referred to herein as the “Queen Surviving Corporation.”
3.3    The Queen Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Merger Sub II and Queen will cause the Queen Merger to be consummated pursuant to the DGCL by executing and filing all necessary documentation, including a certificate of merger in customary form and substance (the “Queen

Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company and specified in the Queen Certificate of Merger, being referred to herein as the “Queen Effective Time”). Notwithstanding anything herein to the contrary, the Queen Effective Time shall occur as promptly as possible after the Company Effective Time.
3.4    Effect of the Queen Merger. At the Queen Effective Time, the effect of the Queen Merger will be as provided in this Agreement, the Queen Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Queen Effective Time all (a) property, rights, privileges, powers and franchises of Queen and Merger Sub II will vest in the Queen Surviving Corporation and (b) debts, liabilities and duties of Queen and Merger Sub II will become the debts, liabilities and duties of the Queen Surviving Corporation.
3.5    Certificate of Incorporation and Bylaws.
(a)    Queen Surviving Corporation Certificate of Incorporation. At the Queen Effective Time, the certificate of incorporation of Queen, as in effect immediately prior to the Queen Effective Time, will be and will continue as the certificate of incorporation of the Queen Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 8.10(a).
(b)    Queen Surviving Corporation Bylaws. At the Queen Effective Time, the bylaws of Queen, as in effect immediately prior to the Queen Effective Time, will be and will continue as the bylaws of the Queen Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Queen Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 8.10(a).
3.6    Directors and Officers.
(a)    Directors of the Queen Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub II as of immediately prior to the Queen Effective Time shall be the directors of the Queen Surviving Corporation from and after the Queen Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Queen Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
(b)    Officers of the Queen Surviving Corporation. The officers of Queen as of immediately prior to the Queen Effective Time shall continue as the officers of the Queen Surviving Corporation from and after the Queen Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Queen Surviving Corporation until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

3.7    Effect of Queen Merger on Queen Capital Stock.
(a)    Queen Common Stock. At the Queen Effective Time, by virtue of the Queen Merger and without any action on the part of Queen, the Company, Merger Sub II or the holders of any of the following securities, the following will occur:
(i)    each share of common stock, par value $0.01 per share, of Merger Sub II that is outstanding as of immediately prior to the Queen Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Queen Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub II will thereafter represent ownership of shares of common stock of the Queen Surviving Corporation;
(ii)    each share of Queen Common Stock that is outstanding as of immediately prior to the Queen Effective Time (other than Owned Queen Shares, Dissenting Queen Shares or Queen Restricted Stock Awards) will be automatically converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Company Common Stock equal to the Queen Exchange Ratio (the “Queen Consideration” and, such shares of Company Common Stock, the “Queen Consideration Shares”), when so converted, will automatically be cancelled and cease to exist, except for the right to receive the Queen Consideration as contemplated by this Section 3.7(a)(ii); and
(iii)    each share of Queen Common Stock that is held by the Company, including the Queen Contributed Shares, held by Queen in treasury or held by any of the Subsidiaries of Queen as of immediately prior to the Queen Effective Time (each, an “Owned Queen Share”) will be cancelled and cease to exist without any conversion thereof or consideration paid therefor.
(b)    Queen Warrants. Each of the Queen Warrants, to the extent that it remains unexercised as of immediately prior to the Queen Effective Time, shall effective immediately prior to the Queen Effective Time, be automatically exercised for shares of Queen Common Stock in accordance with the terms of the Queen Warrants, and such shares of Queen Common Stock shall be converted into shares of Company Common Stock in the Queen Merger in accordance with Section 3.7(a)(ii); provided that, if the holder of the Queen Warrants so elects by written notice to the Queen prior to the Closing Date, the Queen Warrants shall remain outstanding as warrants to acquire the number of shares of Company Common Stock equal to the number of shares of Queen Common Stock subject to such Queen Warrants immediately prior to the Queen Effective Time multiplied by the Queen Exchange Ratio (rounded to the nearest whole share). At least twenty (20) Business Days prior to the expected consummation of the Queen Merger, Queen shall provide to the holders of the Queen Warrants notice of the transactions contemplated hereby in accordance with the terms of the Queen Warrants. Each of SG Gaming and Queen shall take, or cause to be taken, all actions reasonably necessary to cause the Queen Warrants to be treated in accordance with this Section 3.7(b).
(c)    No Fractional Shares. No fractional shares of Company Common Stock shall be issued in connection with the Queen Merger and no certificates or scrip representing fractional shares of Company Common Stock shall be delivered upon the conversion of Queen Common Stock pursuant to Section 3.7(a)(ii) and such fractional share interests shall not entitle the owner thereof to voting rights or any other rights of a holder of shares of Company Common Stock. In lieu of fractional shares, each holder of shares of Queen Common Stock who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after aggregating all shares represented by the Queen Certificates and Book-Entry Queen Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (1) the Per Share Price by (2) the fraction of a share (after taking into account all shares of Queen Common Stock held by such holder at the Queen Effective Time) of Company Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Company Common Stock that would otherwise have been issuable as part of the Queen Consideration.
(d)    Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Queen Common Stock that are issued and outstanding as of immediately prior to the Queen Effective Time and held by Queen Stockholders who shall have neither voted in favor of the Queen Merger nor consented thereto in writing and who shall have properly demanded appraisal of such shares of Queen Common Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (the “Dissenting Queen Shares”) will not be converted into the right to receive the Queen Consideration pursuant to this Section 3.7 and shall only be entitled to such rights as are granted by Section 262 of the DGCL. Holders of Dissenting Queen Shares will be entitled to receive payment of the appraised value of such Dissenting Queen Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Queen Shares held by Queen Stockholders who shall have failed to perfect or otherwise failed to comply with the provisions of Section 262 of the DGCL or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Queen Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Queen Effective Time, the right to receive the Queen Consideration, without interest thereon, upon surrender of the Queen Certificates or Queen Book-Entry Shares that formerly evidenced such shares of Queen Common Stock in the manner provided in Section 3.9 and shall not be deemed to be Dissenting Queen Shares.
3.8    Treatment of Queen Equity Awards.
(a)    Queen Restricted Stock Awards. At the Queen Effective Time, each outstanding Queen Restricted Stock Award shall be cancelled and converted into an award of restricted stock with respect to Company Common Stock, subject to the same terms and conditions (including any forfeiture provisions or repurchase rights) as were applicable to such Queen Restricted Stock Award as of immediately prior to the Queen Effective Time, except that from and after the Queen Effective Time, (i) references to Queen shall be substituted for references to the Company, (ii) references to the Queen Board shall be substituted for references to the Company Board and (iii) the number of shares of Company Common Stock subject to such award shall be equal to the number of shares of Queen Common Stock subject to such award immediately prior to the Queen Effective Time multiplied by the Queen Exchange Ratio (rounded to the nearest whole share).
(b)    Further Actions. Queen and the Queen Board shall pass resolutions approving, and take such other actions as may be reasonably necessary or required to effect, the treatment of the Queen Restricted Stock Awards under this Section 3.8.
3.9    Exchange of Shares.
(a)    Payment Procedures. Promptly following the Closing (and in any event within three (3) Business Days following the Closing), the Surviving Corporation and the Queen Surviving Corporation will mail to each record holder of Queen Common Stock as of immediately prior to the Queen Effective Time of (i) a certificate or certificates that immediately prior to the Queen Effective Time represented outstanding shares of Queen Common Stock (other than Dissenting Queen Shares, Owned Queen Shares, Queen Restricted Stock Awards and Queen Contributed Shares, as applicable) (the “Queen Certificates”) and (ii) book entry shares of Queen Common Stock (other than Dissenting Queen Shares, Owned Queen Shares and Queen Restricted Stock Awards, as applicable) (the “Book-Entry Queen Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to such holder’s Queen Certificates will pass, only upon delivery of the Queen Certificates (or affidavit of loss in lieu thereof) to the Surviving Corporation or, in the case of Book-Entry Queen Shares, upon adherence to the procedures set forth in the letter of transmittal); and (B) instructions for use in effecting the surrender of the Queen Certificates (or submission of an affidavit of loss in lieu thereof) and Book-Entry Queen Shares (as applicable) in exchange for the Queen Consideration issuable in respect thereof pursuant to Section 3.8. Upon surrender of Queen Certificates (or submission of an effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares (as applicable) for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Queen Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares (as applicable) will be entitled to receive in exchange therefor that number of shares of Company Common Stock into which such holder’s shares of Queen Common Stock represented by such holder’s properly surrendered Queen Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares (as applicable) are being converted as provided in this Section 3.9 and the Fractional Share Cash Amount in lieu of fractional shares of Company Common Stock, if any, and the Queen Certificates (or shares of Company Common Stock represented by an effective affidavit of loss submitted in lieu thereof) or Book-Entry Queen Shares (as applicable) so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Queen Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares on the Queen Consideration issuable upon the surrender of such Queen Certificates (or submission of an effective affidavit of loss in lieu thereof) and Book-Entry Queen Shares pursuant to this Section 3.9. Until so surrendered, outstanding Queen Certificates and Book-Entry Queen Shares will be deemed from and after the Queen Effective Time to evidence only the right to receive the Queen Consideration without interest thereon, issuable in respect thereof pursuant to Section 3.7 and any Fractional Share Cash Amount.
3.10    No Further Ownership Rights in Queen Common Stock. From and after the Queen Effective Time, (a) all shares of Queen Common Stock will no longer be outstanding and will automatically be converted or cancelled, as applicable, in accordance with Section 3.7 and cease to exist and (b) each holder of Queen Certificates or Book-Entry Queen Shares theretofore representing any shares of Queen Common Stock will cease to have any rights with respect thereto, except the right to receive the Queen Consideration and any Fractional Share Cash Amount, issuable therefor in accordance with Section 3.7, or in the case of Dissenting Queen Shares, the rights pursuant to Section 3.7(d). The Queen Consideration issued in accordance with the terms of this Article III will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Queen Common Stock.
3.11    No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Queen Surviving Corporation with a record date on or after the Queen Effective Time will be paid to the holder of any unsurrendered Queen Certificates or Book-Entry Queen Shares.
3.12    Necessary Further Actions. If, at any time after the Queen Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Queen Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Queen or Merger Sub II, then the directors and officers of Queen and Merger Sub II will take all such lawful and necessary action.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
With respect to any Section of this Article IV, except: (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto), in each case, pursuant to the Exchange Act on or after January 1, 2022 and no later than one (1) Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature and do not describe specific facts and circumstances relating to the Company Group) (the “Recent SEC Reports”) (it being acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.7); (b) as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement); or (c) to the knowledge of the Buyer Parties, or any of their respective Affiliates, as of the date of this Agreement, the Company Parties hereby represent and warrant to the Buyer Parties as follows:
4.1    Organization; Good Standing.
(a)    Company. The Company (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.
(b)    Merger Sub I. Merger Sub I (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(c)    Merger Sub II. Merger Sub II (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(d)    Organizational Documents. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Company Parties, each as amended to date.
4.2    Corporate Power; Enforceability. Each Company Party has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) subject to receiving the Requisite Stockholder Approval and the Merger Sub Stockholder Approvals, consummate the Mergers and with respect to the Company, the Queen Share Contribution. The execution and delivery of this Agreement by the Company Parties, the performance by each Company Party of its respective covenants and obligations hereunder, and the consummation of the Mergers and, with respect to the Company, the Queen Share Contribution have been duly authorized and approved by all necessary corporate action on the part of each Company Party and no additional corporate actions on the part of any Company Party are necessary to authorize (i) the execution and delivery of this Agreement by such Company Party, (ii) the performance by each Company Party of its covenants and obligations hereunder (subject, in the case of the consummation of the Mergers and the Queen Share Contribution, to the receipt of the Requisite Stockholder Approval and of the Merger Sub Stockholder Approvals) or (iii) subject to the receipt of the Requisite Stockholder Approval and the Merger Sub Stockholder Approvals, the consummation of the Mergers and Queen Share Contribution. This Agreement has been duly executed and delivered by each Company Party and, assuming the due authorization, execution and delivery by the

Buyer Parties, constitutes a valid and legally binding obligation of each Company Party, enforceable against each Company Party in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).
4.3    Company Board Approval; Opinion of the Special Committee’s Financial Advisor; Anti-Takeover Laws.
(a)    Special Committee Approval. The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Company Merger, and determine that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and (iii) recommended that, subject to Company Board Approval, the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting; provided that the representations and warranties in this Section 4.3(a)(iii) shall not apply to, and the Special Committee has not considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares, and the Special Committee is not making any recommendation with regard to the Rolling Share Election or the Rolling Company Shares (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.
(b)    Company Board Approval. The Company Board, acting upon the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Merger, (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of, the Company Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein, (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting, and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting; provided that the representations and warranties in this Section 4.3(b)(v) shall not apply to, and the Company Board has not considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares, and the Company Board is not making any recommendation with regard to the Rolling Share Election or the Rolling Company Shares (collectively, the “Company Board Recommendation”), which Company Board

Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.
(c)    Opinion of the Special Committee’s Financial Advisor. The Special Committee has received an opinion of Macquarie Capital (USA) Inc. to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received in the Company Merger by the holders of Company Common Stock (only to the extent of the shares of Company Common Stock for which such holders receive the Per Share Price in cash and other than, as applicable, Standard General L.P., Parent, SG Gaming, SBG Gaming, SRL, Standard General Master Fund II L.P., Queen and its securityholders, Noel Hayden and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, following the receipt thereof by the Special Committee, furnish an accurate, complete and confidential copy of such opinion to Parent solely for informational purposes and on a non-reliance basis.
(d)    Anti-Takeover Laws. Assuming the representations of the Parent Parties set forth in Section 6.11 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the Company Charter, the Company’s bylaws, or any other similar organizational document of the Company and any other similar applicable “anti-takeover” law will not be applicable to this Agreement, the Support Agreements or the Mergers and the transactions contemplated hereby and thereby; provided that the foregoing does not apply to any restrictions under Gaming Laws, Gaming Licenses or Contracts with Gaming Regulatory Authorities. There is no stockholder rights plan, “poison pill” anti-takeover plan or similar device in effect to which any member of the Company Group is subject, party or otherwise bound.
4.4    Requisite Stockholder Approval. Except for the adoption of this Agreement by (a) the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon and (b) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon (the requisite votes described in the preceding clauses (a) and (b) together, the “Requisite Stockholder Approval”), no other vote or consent of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable law, the Company Charter or the Company Bylaws to adopt this Agreement and consummate the Mergers. The vote or consent of the Company, as the sole stockholder of Merger Sub I and Merger Sub II (together, the “Merger Sub Stockholder Approvals”) is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub I and Merger Sub II necessary to approve this Agreement and the Company Merger or the Queen Merger, as applicable.
4.5    Non-Contravention. The execution and delivery of this Agreement by each Company Party, the performance by each Company Party of its respective covenants and obligations hereunder, and the consummation of the Mergers and the Queen Share Contribution do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Company Parties, (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, (c) assuming compliance with the matters referred to in Section 4.6 and, in the case of the consummation of the Mergers and the Queen Share Contribution, subject to obtaining the Requisite Stockholder Approval and the Merger Sub Stockholder Approvals, violate or conflict with any law or order applicable to the Company Group, or by which any of its properties or assets are bound or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.
4.6    Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to any Governmental Authority (any of the foregoing, a “Consent”) is required on the part of the Company Parties in connection with (a) the execution and delivery of this Agreement by each Company Party, (b) the performance by each Company Party of its covenants and obligations pursuant to this Agreement or (c) the consummation of the Mergers and the Queen Share Contribution, except (i) as required by the DGCL (including the filing of the Company Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware) and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (iv) as required by any Gaming Regulatory Authority or Gaming Laws as set forth in Section 4.6 of the Company Disclosure Letter (the “Company Gaming Approvals”), and (v) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.
4.7    Company Capitalization.
(a)    Capital Stock. The aggregate number of registered shares the Company is authorized to issue is 210,000,000, consisting of (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on July 23, 2024 (such time and date, the “Company Capitalization Date”), (A) 40,622,951 shares of Company Common Stock were issued and outstanding, including 61,488 shares of Company Common Stock that constitute shares of Company Restricted Stock, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. From the Company Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company RSUs granted prior to the date hereof.

(b)    Stock Reservation. As of the Company Capitalization Date, the Company has reserved 1,629,261 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Company Capitalization Date, there are 1,046,272 shares of Company Common Stock outstanding in respect of Company RSUs, 982,360 shares of Company Common Stock outstanding in respect of Company PSUs, and 38,392 shares of Company Common Stock outstanding in respect of SIP Awards. In addition, as of the Company Capitalization Date, 47,555 shares of Company Common Stock are subject to outstanding purchase rights under the Company ESPP (based on the closing price per share of Company Common Stock of $11.99 on June 3, 2024, and assuming employee contributions continue until the purchase date at the levels in place as of the Company Capitalization Date). The Company has made available to Parent a true, correct and complete list, as of July 18, 2024, of outstanding Company Restricted Stock awards, Company RSUs, Company PSUs and SIP Awards, including the name or employee number of the holder of such award, the grant date of such award and the vesting schedule of such award.
(c)    Company Securities. Except as set forth in this Section 4.7 and except for the SBG Gaming Securities, as of the Company Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company, (vii) except as provided in the Company Charter or Company Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.

(d)    Other Rights. Except as set forth in the Company Charter or the Company Bylaws or as otherwise provided in this Section 4.7, the Company is not a party to any Contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. All outstanding shares of Company Common Stock are free of any preemptive rights granted by the Company.
4.8    Subsidiaries.
(a)    Subsidiaries. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.
(b)    Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Company Effective Time in substantially the same manner that such business is conducted on the date hereof.
(c)    Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

4.9    Company SEC Reports. Since January 1, 2022, the Company has filed or furnished all forms, reports and documents with or to the SEC that have been required to be filed or furnished by it pursuant to applicable laws (the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its date of filing or furnishing, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. As of its date of filing or furnishing (or, if amended or superseded by a document filed or furnished prior to the date hereof, on the date of the filing or furnishing of such amended or superseded document), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.10    Company Financial Statements; Internal Controls; Indebtedness.
(a)    Company Financial Statements. The consolidated financial statements (including any related notes and schedules thereto) of the Company Group included in the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments and the absence of detailed financial statement footnotes). Except as have been described in the Company SEC Reports filed or furnished prior to the date hereof, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b)    Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such system was effective. From January 1, 2022 to the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, and neither the Company nor its principal executive officer or principal financial officer has received written notice from any

Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications in any material respect.
(c)    Internal Controls. From January 1, 2022 to the date of this Agreement, the Company has established and maintains a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. From January 1, 2022 to the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated, or (ii) any fraud that involves the Company Group’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
(d)    Indebtedness. The footnotes to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024 contains a true and correct list of all material Indebtedness of the Company Group as of such date.
4.11    No Undisclosed Liabilities. The Company Group has no liabilities other than liabilities (a) reflected or otherwise reserved against in the Unaudited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in any Company SEC Reports filed prior to the date hereof, (b) arising pursuant to this Agreement or incurred in connection with the Mergers, (c) incurred in the ordinary course of business on or after December 31, 2023, (d) for performance of obligations under Contracts binding upon any member of the Company Group (other than resulting from a breach thereof) or (e) that would not have a Company Material Adverse Effect.
4.12    Absence of Certain Changes. Since January 1, 2024 through the date of this Agreement:
(a)    the Company Group has conducted its business in the ordinary course in all material respects;
(b)    the Company Group has not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of Section 7.2(a) or Section 7.2(b); and
(c)    there has not been any change, development, event, circumstance, condition, fact, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

4.13    Tax Matters.
(a)    Each member of the Company Group has (i) timely filed (taking into account valid extensions obtained in the ordinary course of business) all material income Tax Returns required to be filed by any of them, and all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable law, (ii) timely paid all material income Taxes that are due and payable by it other than such Taxes that are being contested in good faith and have been adequately reserved against in accordance with GAAP, and (iii) timely withheld and paid over to the appropriate Tax authority all material income Taxes required to be withheld.
(b)    No member of the Company Group has received any written claim from any Tax authority for any material unpaid income Taxes of any member of the Company Group that has not been paid or finally resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Tax authority with respect to any material income Taxes or material income Tax Returns of any member of the Company Group, in each case that has not been paid or finally resolved. No audits or other examinations with respect to material income Taxes of any member of the Company Group are presently in progress or have been asserted or proposed in writing, and no member of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where such member of the Company Group does not file Tax Returns that such member is or may be subject to material income Tax in that jurisdiction.
(c)    No member of the Company Group has engaged in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(d)    No member of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than any member of the Company Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Tax law) as a transferee or successor by contract or otherwise.
(e)    There are no liens (other than Permitted Liens) for material Taxes on any asset of any member of the Company Group.
(f)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Company Group which agreement or ruling would be effective after the Closing.

(g)    No member of the Company Group has knowingly taken or agreed to take any action that would reasonably be expected to prevent the Queen Share Contribution and the Queen Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)    Within the last two (2) years, no member of the Company Group was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.
(i)    Notwithstanding anything to the contrary in this Agreement, (i) except for the representations and warranties set forth in this Section 4.13, no member of the Company Group makes, and each such party hereby expressly disclaims, any express or implied representations or warranties, statutory, common law or otherwise, of any nature, with respect to Taxes, (ii) the representations and warranties of the Company Parties in this Section 4.13 refer only to activities prior to the Queen Effective Time on the Closing Date and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) nothing in this Agreement (including the representations and warranties in this Section 4.13) shall be construed as providing a representation and warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any member of the Company Group.
4.14    Company Employee Plans.
(a)    Except as expressly provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the Queen Share Contribution will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or employee of the Company Group under any Company Employee Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Company Employee Plan or otherwise, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Employee Plan or otherwise or (iv) trigger any other obligation under, or result in the breach or violation of, or default under any Company Employee Plan.
(b)    Neither the execution and delivery of this Agreement nor the consummation of the Mergers and the Queen Share Contribution will, either alone or in connection with any other event, result in any payment or benefit (whether in cash or property or the vesting of property) under any Company Employee Plan to any “disqualified individual” within the meaning of Section 280G of the Code that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No member of the Company Group is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment with respect to any Taxes imposed under Section 4999 of the Code.

(c)    No material consent or approval under any Collective Bargaining Agreement that any member of the Company Group is a party to or bound by is required to effectuate the Mergers and the Queen Share Contribution or the execution and delivery of this Agreement by the Company.
4.15    Compliance with Laws; Licenses.
(a)    (i) The Company Group is, and since January 1, 2022 has been, in compliance in all material respects with all applicable laws, and (ii) since January 1, 2022, the Company Group has not received any written, or to the Knowledge of the Company, oral, notice from any Governmental Authority regarding any failure to comply with any law, except for such failure to comply as would not reasonably be expected to be material to the Company Group, taken as a whole.
(b)    (i) The Company Group has obtained, holds and is in compliance with all Licenses (including Company Gaming Licenses) necessary to conduct their respective businesses as presently conducted, except as would not reasonably be expected to be material to the Company Group, taken as a whole (collectively, the “Material Company Licenses”), and (ii) except as would not reasonably be expected to be material to the Company Group, taken as a whole, all Material Company Licenses are valid and in full force and effect and are not subject to any Legal Proceeding that would reasonably be likely to result in any modification, termination or revocation thereof.
(c)    To the Knowledge of the Company, (i) there is no fact or circumstance that is reasonably expected to cause any Material Company License to be revoked, suspended, subject to a variation in all material respects during its current term, or not to be renewed on terms which, taken as a whole, are no less advantageous to the Company or its relevant Subsidiary than the current terms of such Material Company License, and (ii) each material action that the Company believes is reasonably necessary to be undertaken by the Company Group to enable the renewal or extension of each Material Company License that is subject to expiration has been duly taken.
(d)    To the Knowledge of the Company, where required to do so under Gaming Laws or by any Gaming Regulatory Authority, all relevant directors, officers and managers of the Company Group have obtained and hold personal management Licenses (or local equivalent License) which Licenses are in full force and effect;
(e)    To the Knowledge of the Company, all matters that are required to be notified to the relevant Gaming Regulatory Authority in accordance with the terms and conditions of the applicable Company Gaming License have been so notified, other than those notifications for which the failure to make would not reasonably be expected to be material to the Company Group, taken as a whole.
(f)    Since January 1, 2022, the Company Group has adopted all policies and procedures necessary for compliance in all material respects with all Gaming Laws and the terms and conditions of the Company Gaming Licenses and has adhered in all material respects with the terms thereof except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.
4.16    Legal Proceedings; Orders.
(a)    No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company Group that would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the consummation of the Mergers or the Queen Share Contribution.
(b)    No Legal Orders. Except for any Order that requires Consent in connection with the transactions contemplated by this Agreement, the Company Group is not party to or subject to the provisions of any Order that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Mergers or the Queen Share Contribution.
4.17    Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof (excluding the Buyer Parties and the Parent Affiliated Persons and any of their Affiliates), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and that has not been so disclosed in all material respects.
4.18    Brokers. Except for Macquarie Capital (USA) Inc., there is no financial advisor, investment banker, broker, finder, agent or other Person providing similar services that has been retained by or has been authorized to act on behalf of the Company Group by the Company Board or the Special Committee and that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Company Merger. The Company has made available to Parent a true, correct and complete copy of the engagement letter of Macquarie Capital (USA) Inc. and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Company Group, the Company Board or the Special Committee in connection with the transactions contemplated by this Agreement.
4.19    Exclusivity of Representations and Warranties.
(a)    No Other Representations and Warranties. Each Company Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and Article VI:
(i)    neither the Buyer Parties nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Buyer Parties or any of its Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Mergers;
(ii)    no Person has been authorized by the Buyer Parties or any of its Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to the Buyer Parties or any of its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Mergers, and if made, such representation or warranty must not be relied upon by the Company Parties or any of their respective Affiliates or Representatives as having been authorized by the Buyer Parties or any of its Subsidiaries or any of their respective Affiliates or Representatives (or any other Person); and
(iii)    the representations and warranties made by the Buyer Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)    No Reliance. Each Company Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and Article VI, it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers and Queen Share Contribution) in reliance on:
(i)    any representation or warranty, express or implied;
(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Buyer Parties in connection with the Mergers and the Queen Share Contribution, in connection with presentations by the Parent’s management or in any other forum or setting; or
(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF QUEEN
With respect to any Section of this Article V, except as set forth in the disclosure letter delivered by Queen to the Company Parties on the date hereof (the “Queen Disclosure Letter”) (it being understood that any matter disclosed in any section or subsection of the Queen Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement), Queen hereby represents and warrants to the Company Parties as follows:
5.1    Organization; Good Standing    . Queen (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Queen is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Queen Material Adverse Effect. Queen has made available to the Company true, correct and complete copies of the Queen Charter and the bylaws of Queen, each as amended to date.
5.2    Corporate Power; Enforceability. Queen has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder, and (c) subject to the execution and delivery of the Queen Written Consent, consummate the Queen Merger and the Queen Share Contribution. The execution and delivery of this Agreement by Queen, the performance by Queen of its covenants and obligations hereunder, and the consummation of the Queen Merger and the Queen Share Contribution have been duly authorized and approved by all necessary corporate action on the part of Queen and no additional corporate actions on the part of Queen are necessary to authorize (i) the execution and delivery of this Agreement by Queen, (ii) the performance by Queen of its covenants and obligations hereunder, or (iii) subject to the Queen Written Consent, the consummation of the Queen Merger and the Queen Share Contribution. This Agreement has been duly executed and delivered by Queen and, assuming the due authorization, execution and delivery by the Company Parties, constitutes a valid and legally binding obligation of Queen, enforceable against Queen in accordance with its terms, except as subject to the Enforceability Limitations.
5.3    Queen Board Approval. The Queen Board has (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Queen Merger and the Queen Share Contribution, (b) approved the execution and delivery of this Agreement, the performance by Queen of its covenants and other obligations hereunder, and the consummation of the Queen Share Contribution, the Queen Merger and the other transactions contemplated hereby upon the terms and conditions set forth herein and (c) directed that the adoption of this Agreement be submitted to a vote of the Queen Stockholders, and resolved to recommend that the Queen Stockholders adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.
5.4    Requisite Stockholder Approval. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Queen Common Stock entitled to vote thereon, which is being provided immediately after the execution and delivery of this Agreement by means of the execution and delivery of the Queen Written Consent, no other vote or consent of the holders of any class or series of capital stock of Queen is necessary pursuant to applicable law, the Queen Charter or the bylaws of Queen to adopt this Agreement and consummate the Queen Merger.
5.5    Non-Contravention. The execution and delivery of this Agreement by Queen, the performance by Queen of its covenants and obligations hereunder, and the consummation of the Queen Merger and the Queen Share Contribution, including the indirect transfer of ownership of the Intralot Shares, do not (a) violate or conflict with any provision of the Queen Charter or bylaws of Queen, (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which Queen or any of its Subsidiaries is a party or otherwise bound, (c) assuming compliance with the matters referred to in Section 5.6 and, in the case of the consummation of the Queen Merger and the Queen Share Contribution, subject to the execution and delivery of the Queen Written Consent, violate or conflict with any law or order applicable to Queen or any of its Subsidiaries or by which any of their respective properties or assets are bound or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Queen or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Queen Material Adverse Effect.
5.6    Requisite Governmental Approvals. No Consent is required on the part of Queen in connection with (a) the execution and delivery of this Agreement by Queen, (b) the performance by Queen of its covenants and obligations pursuant to this Agreement or (c) the consummation of the Queen Merger and the Queen Share Contribution, including the indirect transfer of ownership of the Intralot Shares, except (i) as required by the DGCL (including the filing of the Queen Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware), and such filings with Governmental Authorities to satisfy the applicable laws of states in which Queen or any of its Subsidiaries is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (iv) as required by any Gaming Regulatory Authority or Gaming Laws as set forth in Section 5.6 of the Queen Disclosure Letter (the “Queen Gaming Approvals”), and (v) such other Consents the failure of which to obtain or make would not have a Queen Material Adverse Effect.
5.7    Queen Capitalization.
(a)    Capital Stock. The authorized capital stock of Queen consists of (i) 15,000,000 shares of Queen Common Stock, and (ii) 8,500,000 shares of Queen Preferred Stock. As of 5:00 p.m., Eastern time, on July 23, 2024 (such time and date, the “Queen Capitalization Date”), (A) 11,682,126.016 shares of Queen Common Stock were issued and outstanding, (B) no shares of Queen Preferred Stock were issued and outstanding, and (C) 5,050.5 shares of Queen Common Stock were held by Queen as treasury shares. All outstanding shares of Queen Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. From the Queen Capitalization Date to the date hereof, Queen has not issued or granted any Queen Securities other than pursuant to the exercise or settlement of Queen Restricted Stock Awards granted prior to the date hereof. As of the date of this Agreement, SG Gaming owns 10,967,117.016 shares (representing 93.88% of the total outstanding shares) of Queen Common Stock.
(b)    Stock Reservation. As of the Queen Capitalization Date, Queen has reserved 750,000 shares of Queen Common Stock for issuance pursuant to the Queen Equity Plan and reserved 728,615 shares for issuance upon exercise of the Queen Warrants. As of the Queen Capitalization Date, there were Queen Restricted Stock Awards in respect of 715,009 shares of Queen Common Stock outstanding. Queen has made available to the Company a true, correct and complete list, as of the Queen Capitalization Date, and with respect to each outstanding Queen Restricted Stock Award, of the name or employee number of the holder of such award, the grant date of such award and the vesting schedule of such award.
(c)    Queen Securities. Except as set forth in this Section 5.7, as of the Queen Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), Queen, (ii) except for the Queen Warrants, no outstanding securities of Queen convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Queen, (iii) except for the Queen Warrants, no outstanding options, warrants or other rights or binding arrangements to acquire from Queen, or that obligate Queen to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Queen, (iv) no obligations of Queen to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Queen, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Queen (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Queen Common Stock, the “Queen Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which Queen is a party or by which Queen is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, Queen, (vii) except as provided in the Queen Charter or the bylaws of Queen, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, Queen to which Queen is a party or by which it is bound, and (viii) no other obligations by Queen to make any payments based on the price or value of any Queen Securities. Queen is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Queen Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Queen Common Stock. Queen does not have a stockholder rights plan in effect.
(d)    Other Rights. Queen is not a party to any Contract relating to the voting of, granting any preemptive rights or rights of first refusal or other similar rights with respect to any Queen Securities. All outstanding shares of Queen Common Stock are free of any preemptive rights granted by Queen.
(e)    Intralot Shares. As of the Queen Capitalization Date, CQ Lottery LLC, a Subsidiary of Queen, owned 162,269,046 ordinary shares of nominal value of €0.30 each of INTRALOT S.A. (the “Intralot Shares”). The Intralot Shares have been duly authorized, validly issued and are fully paid and non-assessable. As of the date of this Agreement, there are no (i) Contracts or arrangements obligating Queen or any member of the Queen Group to acquire any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, or to make any loans, guarantees or extensions of credit to, INTRALOT S.A. or any of its Subsidiaries or (ii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness between any member of the Queen Group or any of its Affiliates, on the one hand, and INTRALOT S.A. or any of its Affiliates, on the other hand.
5.8    Subsidiaries.
(a)    Subsidiaries. Each Subsidiary of Queen (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Queen Material Adverse Effect. Each Subsidiary of Queen is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Queen Material Adverse Effect. No Subsidiary of Queen is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Queen Material Adverse Effect.
(b)    Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Queen (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by Queen, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Queen Effective Time in substantially the same manner that such business is conducted on the date hereof.
(c)    Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Queen, (ii) options, warrants or other rights or arrangements obligating Queen or any of its Subsidiaries to acquire from any Subsidiary of Queen, or that obligate any Subsidiary of Queen to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of Queen or (iii) obligations of any Subsidiary of Queen to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than Queen or one of its Subsidiaries.
5.9    Queen Financial Statements; Indebtedness.
(a)    Set forth in Section 5.9(a) of the Queen Disclosure Letter are correct and complete copies of the following financial statements (collectively, the “Queen Financial Statements”): (i) the audited balance sheet of Queen and its consolidated Subsidiaries as of December 31, 2023, and the related audited consolidated statement of income (loss), consolidated statements of stockholders’ equity and consolidated statement of cash flows of Queen and its consolidated Subsidiaries for the twelve (12)-month period then ended and (ii) the unaudited balance sheet of Queen and its consolidated Subsidiaries as of March 31, 2024 (the “Most Recent Queen Balance Sheet”) and the related unaudited consolidated statement of income (loss), stockholders’ equity and cash flows of Queen and its consolidated Subsidiaries for the three (3)-month period then ended.
(b)    The Queen Financial Statements (including any related notes and schedules thereto) (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position of the Queen Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to normal year-end adjustments and the absence of detailed financial statement footnotes). As of the date of this Agreement, the Queen Group maintains a system of internal control over financial reporting designed to provide reasonable assurance that transactions involving the Queen Group are properly authorized and accurately recorded to permit the preparation and fair presentation of the Queen Group’s financial statements, including the Queen Financial Statements. As of the date of this Agreement: (i) the Queen Group has established and maintains a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; and (ii) neither the Queen Group nor, to the Knowledge of the Queen Group, the Queen Group’s independent accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Queen Group that has not been subsequently remediated or (B) any fraud that involves the Queen Group’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Queen Group.
(c)    The Queen Group has established and maintains disclosure controls and procedures (as defined pursuant to Rule 13a-15 promulgated under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Queen Group is made known to the appropriate principal executive officer and principal financial officer.  To the Queen Group’s knowledge, such disclosure controls and procedures are effective in timely alerting the Queen Group’s principal executive officer and principal financial officer to material information required to be included in the Queen Group’s financial statements.
5.10    No Undisclosed Liabilities.
The Queen Group has no liabilities other than liabilities (a) reflected or otherwise reserved against in the Queen Financial Statements or the Most Recent Queen Balance Sheet, (b) arising pursuant to this Agreement or incurred in connection with the Mergers, (c) incurred in the ordinary course of business on or after December 31, 2023, (d) for performance of obligations under Contracts binding upon any member of the Queen Group (other than resulting from a breach thereof) or (e) that would not have a Queen Material Adverse Effect. The footnotes to the Queen Financial Statements contain a true and correct list of all material Indebtedness of the Queen Group as of such date.
5.11    Absence of Certain Changes.
Since January 1, 2024, through the date of this Agreement:
(a)    the Queen Group has conducted its businesses in the ordinary course in all material respects;
(b)    the Queen Group has not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of Section 7.4(a) and Section 7.4(b); and
(c)    there has not been any change, development, event, circumstance, condition, fact, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Queen Material Adverse Effect.
5.12    Tax Matters.
(a)    Each member of the Queen Group has (i) timely filed (taking into account valid extensions obtained in the ordinary course of business) all material income Tax Returns required to be filed by any of them, and all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable law, (ii) timely paid all material income Taxes that are due and payable by it other than such Taxes that are being contested in good faith and have been adequately reserved against in accordance with GAAP, and (iii) timely withheld and paid over to the appropriate Tax authority all material income Taxes required to be withheld.
(b)    No member of the Queen Group has received any written claim from any Tax authority for any material unpaid income Taxes of any member of the Queen Group that has not been paid or finally resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Tax authority with respect to any material income Taxes or material income Tax Returns of any member of the Queen Group, in each case that has not been paid or finally resolved. No audits or other examinations with respect to material income Taxes of any member of the Queen Group are presently in progress or have been asserted or proposed in writing, and no member of the Queen Group has received a written claim by a Governmental Authority in a jurisdiction where such member of the Queen Group does not file Tax Returns that such member is or may be subject to material income Tax in that jurisdiction.
(c)    No member of the Queen Group has engaged in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(d)    No member of the Queen Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Queen Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than any member of the Queen Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Tax law) as a transferee or successor by contract or otherwise.
(e)    There are no liens (other than Permitted Liens) for material Taxes on any asset of any member of the Queen Group.
(f)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Queen Group which agreement or ruling would be effective after the Closing.
(g)    No member of the Queen Group has knowingly taken or agreed to take any action that would reasonably be expected to prevent the Queen Share Contribution and the Queen Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)    Within the last two (2) years, no member of the Queen Group was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.
(i)    Notwithstanding anything to the contrary in this Agreement, (i) except for the representations and warranties set forth in this Section 5.12, no member of the Queen Group makes, and each such party hereby expressly disclaims, any express or implied representations or warranties, statutory, common law or otherwise, of any nature, with respect to Taxes, (ii) the representations and warranties of the Queen in this Section 5.12 refer only to activities prior to the Closing and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) nothing in this Agreement (including the representations and warranties in this Section 5.12) shall be construed as providing a representation and warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any member of the Queen Group.
5.13    Queen Employee Plans.
(a)    Except as expressly provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Queen Merger or the Queen Share Contribution will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or employee of the Queen Group under any Queen Employee Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Queen Employee Plan or otherwise, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits under any Queen Employee Plan or otherwise, or (iv) trigger any other obligation under, or result in the breach or violation of, or default under any Queen Employee Plan.
(b)    Neither the execution and delivery of this Agreement nor the consummation of the Queen Merger or the Queen Share Contribution will, either alone or in connection with any other event, result in any payment or benefit (whether in cash or property or the vesting of property) under any Queen Employee Plan to any “disqualified individual” within the meaning of Section 280G of the Code that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No member of the Queen Group is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment with respect to any Taxes imposed under Section 4999 of the Code.
(c)    No material consent or approval under any Collective Bargaining Agreement that any member of the Queen Group is a party to or bound by is required to effectuate the Mergers or the Queen Share Contribution or the execution and delivery of this Agreement by Queen.
5.14    Queen Material Contracts. Each Queen Material Contract is valid and binding on Queen or each such Subsidiary of Queen party thereto and is in full force and effect, and none of Queen, any of its Subsidiaries party thereto or, to the Knowledge of Queen, any other party thereto is in breach of or default pursuant to any such Queen Material Contract, except for such failures to be in full force and effect as has not and would not, individually or in the aggregate, reasonably be expected to have a Queen Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Queen Material Contract by any member of the Queen Group, or, to the Knowledge of Queen, any other party thereto, except for such breaches and defaults that have not and would not, individually or in the aggregate, reasonably be expected to have a Queen Material Adverse Effect.
5.15    Queen Real Property.
(a) Real Property. The Queen Group does not own any real property.
(b) Leased Real Property. With respect to each Lease pursuant to which the Queen Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) (including all material modifications, amendments and supplements thereto) and except as would not, individually or in the aggregate, reasonably be expected to have a Queen Material Adverse Effect: (i) no member of the Queen Group has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. A member of the Queen Group has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). Neither the Queen Group, nor, to the Knowledge of the Queen, any other party to the Lease is in material breach of or default pursuant to any Lease.
5.16    Queen Labor Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Queen Material Adverse Effect, the Queen Group is in compliance, and in the past three years has complied, with applicable laws and orders with respect to labor and employment (including applicable laws regarding wage and hour, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), discrimination, harassment, and retaliation, whistleblowing, disability rights or benefits, equal opportunity, restrictive covenants, pay transparency, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance, employee health and safety, and collective bargaining).
5.17    Compliance with Laws; Licenses.
(a)    (i) The Queen Group is, and since January 1, 2022 has been, in compliance in all material respects with all applicable laws, and (ii) since January 1, 2022, the Queen Group has not received any written, or to the Knowledge of Queen, oral, notice from any Governmental Authority regarding any failure to comply with any law, except for such failure to comply as would not reasonably be expected to be material to the Queen Group, taken as a whole.
(b)    (i) The Queen Group has obtained, holds and is in compliance with all Licenses (including Queen Gaming Licenses) necessary to conduct their respective businesses as presently conducted, except as would not reasonably be expected to be material to the Queen Group, taken as a whole (collectively, the “Material Queen Licenses”), and (ii) except as would not reasonably be expected to be material to the Queen Group, taken as a whole, all Material Queen Licenses are valid and in full force and effect and are not subject to any Legal Proceeding that would reasonably be likely to result in any modification, termination or revocation thereof.

(c)    To the Knowledge of Queen, (i) there is no fact or circumstance that is reasonably expected to cause any Material Queen License to be revoked, suspended, subject to a variation in all material respects during its current term, or not to be renewed on terms which, taken as a whole, are no less advantageous to the Company or its relevant Subsidiary than the current terms of such Material Queen License, and (ii) each material action that Queen believes is reasonably necessary to be undertaken by the Queen Group to enable the renewal or extension of each Material Queen License that is subject to expiration has been duly taken.
(d)    To the Knowledge of Queen, where required to do so under Gaming Laws or by any Gaming Regulatory Authority, all relevant directors, officers and managers of the Queen Group have obtained and hold personal management Licenses (or local equivalent License) which Licenses are in full force and effect.
(e)    To the Knowledge of Queen, all matters that are required to be notified to the relevant Gaming Regulatory Authority in accordance with the terms and conditions of the applicable Queen Gaming License have been so notified, other than those notifications for which the failure to make would not reasonably be expected to be material to the Queen Group, taken as a whole.
(f)    Since January 1, 2022, the Queen Group has adopted all policies and procedures necessary for compliance in all material respects with all Gaming Laws and the terms and conditions of the Queen Gaming Licenses and has adhered in all material respects with the terms thereof except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to be material to the Queen Group, taken as a whole.
5.18    Legal Proceedings; Orders.
(a)    No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Queen, threatened in writing against the Queen Group that would reasonably be expected to (i) to have a Queen Material Adverse Effect or (ii) prevent, materially delay or materially impair the consummation of the Queen Merger or the Queen Share Contribution.
(b)    No Legal Orders. Except for any Order that requires Consent in connection with the transactions contemplated by this Agreement, the Queen Group is not party to or subject to the provisions of any Order that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Queen Merger or the Queen Share Contribution.
5.19    Insurance. As of the date hereof, the Queen Group has all material policies of insurance covering the Queen Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Queen Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Queen Material Adverse Effect.
5.20    Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Queen Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of Queen or the Company Group or any of its Affiliates, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in a Form 10-K or proxy statement pertaining to an annual meeting of stockholders if Queen were subject to the periodic reporting requirements under the Exchange Act.
5.21    Brokers. Except for Citizens JMP Securities LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person providing similar services that has been retained by or is authorized to act on behalf of any member of the Queen Group or the Queen Board who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Queen Merger. Queen has made available to the Company a true, correct and complete copy of the engagement letters of each of Citizens JMP Securities, LLC and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Queen Group or the Queen Board in connection with the transactions contemplated by this Agreement.
5.22    Exclusivity of Representations and Warranties.
(a)    No Other Representations and Warranties. Queen, on behalf of itself and the Queen Group, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:
(i)    neither the Company Parties nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company Group or any of its businesses, operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution;
(ii)    no Person has been authorized by the Company Parties or any of its Subsidiaries or any of their respective Affiliates (including, solely for the purposes of this Section 5.22(a)(ii) and not for any other purpose under this Agreement, any Buyer Party or any Parent Affiliated Person) or directors, officers, employees, consultants, agents, representatives and advisors to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii)    the representations and warranties made by the Company Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties,

including any express or implied or as to merchantability or fitness for a particular purpose, and the Company Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)    No Reliance. Queen, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers or the Queen Share Contribution) in reliance on:
(i)    any representation or warranty, express or implied;
(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company Parties in connection with the Mergers or the Queen Share Contribution, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except as set forth in the Queen Disclosure Letter (it being understood that any matter disclosed in any section or subsection of the Queen Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement), each of Parent and SG Gaming (together, the “Parent Parties”) hereby represents and warrants to the Company Parties as follows:
6.1    Organization; Good Standing. Each Parent Party (a) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and (b) has the requisite organizational power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
6.2    Power; Enforceability. Each Parent Party has the requisite organizational power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) consummate the Queen Merger and the Queen Share Contribution. The execution and delivery of this Agreement by the Parent Parties, the performance by each Parent Party of its respective covenants and obligations hereunder and the consummation of the Queen Merger and the Queen Share Contribution have been duly authorized by all necessary action on the part of each Parent Party and no additional actions on the part of any Parent Party are necessary to authorize (i) the execution and delivery of this Agreement by each Parent Party, (ii) the performance by each Parent Party of its respective covenants and obligations hereunder or (iii) the consummation of the Queen Merger or the Queen Share Contribution. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and legally binding obligation of each Parent Party, enforceable against each Parent Party in accordance with its terms, subject to the Enforceability Limitations.
6.3    Non-Contravention. The execution and delivery of this Agreement by each Parent Party, the performance by each Parent Party of its respective covenants and obligations hereunder, and the consummation of the Queen Merger and the Queen Share Contribution do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Parent Parties, (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Parent or any of its Subsidiaries is a party or otherwise bound, (c) assuming compliance with the matters referred to in Section 6.6 and, in the case of the consummation of the Queen Merger or the Queen Share Contribution, violate or conflict with any law or order applicable to the Parent Parties or by which any of their properties or assets are bound, or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Parent Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
6.4    Requisite Governmental Approvals. No Consent is required on the part of the Parent Parties in connection with (a) the execution and delivery of this Agreement by each Parent Party, (b) the performance by each Parent Party of its covenants and obligations pursuant to this Agreement, or (c) the consummation of the Queen Merger or the Queen Share Contribution, except (i) as required by the DGCL and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Queen Group is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act (iv) any of the Company Gaming Approvals or Queen Gaming Approvals, and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
6.5    Legal Proceedings; Licensability; Orders.
(a)    No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against the Parent Parties that would,

individually or in the aggregate, prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution, or ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(b)    Licensability. As of the date hereof, none of the Parent Parties, any of their respective officers, directors, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of any of the Parent Parties for a Requisite Gaming Approval, or any of any equityholder or Affiliate of the Parent Parties who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons, collectively, the “Licensing Affiliates”), has been found not to have good moral character or has been convicted of any offense that would disqualify or otherwise prevent the Parent Parties or such Licensing Affiliates from holding a Gaming License in any jurisdiction, has ever abandoned or withdrawn or been denied or had suspended or revoked a Gaming License, or an application for a Gaming License, by a Gaming Regulatory Authority. As of the date hereof, each of the Parent Parties and each of its respective Licensing Affiliates which is licensed or holds any Gaming License pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party is involved in Gaming Activities. To Parent’s Knowledge, as of the date hereof, there are no ongoing material investigations with respect to any existing Gaming License held by Parent or any Licensing Affiliates and there are no facts that, if known to any Gaming Regulatory Authority, could reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any Gaming License of any Licensed Party or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for obtaining any Requisite Gaming Approval.
(c)    No Orders. No Parent Party is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
6.6    Brokers. Except as set forth in Section 5.21 of the Queen Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Parent Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company or any member of the Queen Group in connection with the Queen Share Contribution or the Queen Merger.
6.7    No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to adopt or approve this Agreement or the Queen Merger or the Queen Share Contribution.
6.8    Financing.
(a)    Parent is a party to that certain debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto,

as amended, restated, amended and restated, replaced, supplemented or otherwise modified in accordance with Section 8.5, the “Debt Commitment Letter”), with the Financing Sources party thereto, pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
(b)    As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the Debt Commitment Letter and any fee letters and engagement letters related thereto, subject, in the case of such fee letters and engagement letters, to redaction related only to fees, other economic provisions and other provisions that are customarily redacted in connection with transactions of this type and that would not, and would not reasonably be expected to, adversely affect the conditionality, availability or aggregate principal amount of the Debt Financing.
(c)    As of the date of this Agreement, except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Financing Sources to provide the Debt Financing, or any contingencies that would allow the Financing Sources to reduce the aggregate principal amount of the Debt Financing. As of the date of this Agreement, other than the fee letters and engagement letters described in clause (b) above, there are no side letters or other agreements relating to the Debt Commitment Letter or the Debt Financing that would adversely affect the conditionality, availability or aggregate principal amount of the Debt Financing.
(d)    Assuming the satisfaction of the conditions to the Buyer Parties’ obligation to consummate the Mergers and the Queen Share Contribution set forth in Article IX, the Debt Financing, when funded in accordance with the Debt Commitment Letter (including after giving effect to fees and original issue discount), together with the Company Cash Amount shall provide the Surviving Corporation with cash proceeds at the Company Effective Time sufficient for the satisfaction of the payment of the aggregate Per Share Price in respect of all of the outstanding shares of Company Common Stock immediately prior to the Company Effective Time (other than any Remaining Company Shares), the repayment in full of all existing indebtedness of Queen and its subsidiaries outstanding pursuant to the Queen Credit Agreement and payment of all fees, expenses and other amounts expected to be payable by the Buyer Parties in connection with the transactions described in this Agreement or the Debt Commitment Letter, in each case at Closing (such amounts, collectively, the “Financing Amount”).
(e)    As of the date of this Agreement, subject to the Enforceability Limitations, the Debt Commitment Letter constitutes the valid, binding and legally enforceable obligations of Parent, enforceable against Parent in accordance with its terms, and, to the Knowledge of Parent, all the other parties thereto, and is in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) constitutes, or would reasonably be expected to constitute, a default, breach or failure to satisfy a condition precedent on the part of Parent or, to the Knowledge of Parent, any other person party to the Debt Commitment Letter under the terms and conditions of the Debt Commitment Letter. Parent, or an

Affiliate of Parent on its behalf, has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any condition of the funding of the Debt Financing required to be satisfied by Parent contained in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter has not been amended or otherwise modified and, to the Knowledge of Parent, no such amendment or modification is contemplated, it being understood that the Debt Commitment Letter may be amended or otherwise modified to designate additional structuring agents, arrangers, managers, bookrunners and placement agents. As of the date of this Agreement, none of the commitments under the Debt Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no such termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.
(f)    In no event shall the receipt or availability of any funds or financing (including the Debt Financing and Indebtedness under the revolving credit facility under the Company Credit Agreement (for the avoidance of doubt, without limiting the Company’s obligations under Section 7.2(f))) by Parent or any of its Affiliates or any other financing be a condition to any of the Buyer Parties’ obligations under this Agreement.
6.9    Securities Act Exemption. As of the date hereof, each Queen Stockholder and holder of Queen Warrants is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. To the Knowledge of Queen, each such Person is acquiring the Company Common Stock in the Queen Merger and/or the Queen Share Contribution for investment for such Person’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and such Person has no present intention of reselling or distributing any of such securities. To the Knowledge of Queen, each such Person understands that, except as required under the Registration Rights Agreement, the Company Common Stock to be issued in connection with the Queen Merger and the Queen Share Contribution will not be registered under the Securities Act. To the Knowledge of Queen, each such Person understands and acknowledges that the Company Common Stock to be issued in connection with the Queen Merger and the Queen Share Contribution will constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available. To the Knowledge of Queen, each such Person further understands and acknowledges that such Person will be required to bear the financial risks of holding Company Common Stock for an indefinite period of time, and that there can be no guarantee that such Person will be able to achieve liquidity with respect to any Company Common Stock that it receives in connection with the Queen Merger and the Queen Share Contribution.
6.10    Certain Arrangements. As of the date of this Agreement, there are no Contracts or commitments to enter into any Contracts (a) between any Buyer Party or any of its respective Affiliates, on the one hand, and any director or officer (but excluding any officer or member of the Company Board who is a Parent Affiliated Person), on the other hand or (b) between any

Buyer Party or any of its respective Affiliates pursuant to which any Company Stockholder would be entitled to receive consideration in a different amount or nature than the consideration contemplated by this Agreement in respect of such Person’s shares of Company Common Stock or (c) pursuant to which any Company Stockholder agrees to vote to adopt this Agreement or with respect to such Person’s decision regarding whether to make a Rolling Share Election pursuant to Section 2.8 (other than the Support Agreements).
6.11    Ownership of Shares. As of the date of this Agreement, none of the Buyer Parties or any of their Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) or is a party to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement, the Support Agreements or as otherwise disclosed in any Schedule 13D filed with the SEC by any of the Buyer Parties or any of their Affiliates) for the purpose of acquiring, holding, voting or disposing of any Company Common Stock. Each such Schedule 13D does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Parent Parties and their Affiliates (other than any member of the Queen Group) collectively own 10,967,117.016 shares (representing 93.88% of the total outstanding shares) of Queen Common Stock.
6.12    Solvency. The Parent Parties are not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. The Parent Parties are Solvent as of the date of this Agreement and, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Debt Financing) and assuming the accuracy of the representations and warranties of the Company Parties hereunder, the Parent Parties and each of their Subsidiaries will be Solvent.
6.13    Ultimate Parent Entity. Standard General Master Fund II L.P., an Affiliate of Parent, is the “ultimate parent entity” of Parent for purposes of the filings set forth in Section 8.2(a)(ii).
6.14    Exclusivity of Representations and Warranties.
(a)    No Other Representations and Warranties. Each Parent Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:
(i)    neither the Company Parties nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company Group or any of its businesses, operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution;
(ii)    no Person has been authorized by the Parent Parties or any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to the Parties or any of their respective businesses or operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution, and if made, such representation or warranty must not be relied upon by the Company Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii)    the representations and warranties made by the Company Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Parent Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Parent Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)    No Reliance. Each Parent Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers or the Queen Share Contribution) in reliance on:
(i)    any representation or warranty, express or implied;
(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Parent Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company Parties in connection with the Mergers or the Queen Share Contribution, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE VII
INTERIM OPERATIONS OF THE PARTIES
7.1    Affirmative Obligations of the Company. Except (a) as expressly contemplated by this Agreement or required by applicable law or order; (b) as set forth in Section 7.2 of the Company Disclosure Letter; (c) as expressly required by Section 7.2; or (d) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to the express restrictions and exceptions set forth in Section 7.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects and (iii) in all material respects (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses, including the Company Gaming Licenses, and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.
7.2    Company Forbearance Covenants. Except (w) as approved by the Company Board (or a committee thereof), which approval includes the affirmative vote of the Chairman of the Board serving in such role as of the date hereof, or taken in accordance with the Company’s Delegation of Authority Policy revised as of May 4, 2023; provided that this clause (w) shall not apply to any action described in Section 7.2(f)(v) or to Section 7.2(g), (x) as set forth in Section 7.2 of the Company Disclosure Letter, (y) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (z) as expressly contemplated by this Agreement or required by applicable law or order, and without limiting the generality of Section 7.1, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:
(a)    amend (by merger, consolidation, conversion or otherwise) the Company Charter or the Company’s bylaws;
(b)    propose or adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of the Company;
(c)    issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any Company Securities, except for ordinary course issuances of shares of Company Common Stock under Company Equity Plans;
(d)    directly or indirectly repurchase or redeem any Company securities, except for (i) repurchases, withholdings or cancellations of Company Securities pursuant to the terms and conditions of the Company RSUs or other Company Employee Plans in accordance with their terms; or (ii) transactions between or among the Company and any of its direct or indirect wholly owned Subsidiaries;
(e)    (i) adjust, split, combine or reclassify any shares of Company capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed dividend or distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any Subsidiary of the Company to the Company or one of the Company’s other direct or indirect wholly owned Subsidiaries; or (iii) modify the terms of any shares of Company capital stock or other Company equity or voting interest;
(f)    incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except for: (i) trade payables incurred in the ordinary course of business or pursuant to supply chain or trade finance utilized by the Company Group in the ordinary course of business; (ii) obligations incurred pursuant to business credit cards in the ordinary course of business; (iii) intercompany loans or advances between or among the Company and any Subsidiary and as otherwise permitted by the Company Credit Agreement; (iv) Indebtedness under the revolving credit facility under the Company Credit Agreement; (v) additional Indebtedness or debt securities of the Company or any Subsidiary; provided that (1) the incurrence thereof is approved by the Company Board (or a committee thereof), which approval includes the affirmative vote of the Chairman of the Board serving in such role as of the date hereof and (2) to the extent such Indebtedness or debt securities are secured on a pari passu basis with the Company Credit Agreement, such Indebtedness or debt securities complies with the applicable terms of Annex A of the Debt Commitment Letter as if the Debt Financing were in place as the date of this Agreement; and (vi) any sale or leaseback transaction, the net cash proceeds of which are used for operating activities, Company Group capital expenditures or payments with respect to Indebtedness under the revolving credit facility under the Company Credit Agreement, including all transactions in substance and in material respects consistent with the intended financings disclosed or referred to in that certain Agreement, dated as of July 11, 2024, between GLP Capital, L.P. and the Company:
(g)    fail to use commercially reasonable efforts to have available as of the Company Effective Time the Company Cash Amount;
(h)    mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon, except for Permitted Liens or in connection with the incurrence or assumption of any Indebtedness or issuance of debt securities permitted under Section 7.2(f);
(i)    except as required by applicable law or GAAP, make any change in any of its accounting principles or practices;
(l)    (i) make, change or rescind any material Tax election; or
(j)    enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 7.2.
7.3    Affirmative Obligations of Queen. Except (a) as expressly contemplated by this Agreement or required by applicable law or order, (b) as set forth in Section 7.4 of the Queen Disclosure Letter, or (c) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Queen Effective Time, Queen will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to the express restrictions and exceptions set forth in Section 7.4 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects and (iii) in all material respects (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses, including the Queen Gaming Licenses, and business organizations, (B) keep available the services of its current officers and key employees, and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which Queen and its Subsidiaries, taken as a whole, has material business relations.
7.4    Queen Forbearance Covenants. Except (x) as set forth in Section 7.4 of the Queen Disclosure Letter, (y) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (z) as expressly contemplated by this Agreement or required by applicable law or order, and without limiting the generality of Section 7.3, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the completion of the Queen Share Contribution, Queen will not, and will not permit any of its Subsidiaries, to:
(a)    amend (by merger, consolidation, conversion or otherwise) the Queen Charter or Queen’s bylaws;
(b)    propose or adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of Queen;
(c)    issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any capital stock of any member of the Queen Group other than any award in the ordinary course of business under the Queen Equity Plan;
(d)    directly or indirectly acquire, repurchase or redeem any equity securities of Queen;
(e)    solely with respect to Queen, (i) adjust, split, combine or reclassify any shares of capital stock of Queen, or issue or authorize or propose the issuance of any other securities of Queen in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed dividend or distribution in respect of the shares of capital stock or other equity or voting interest;
(f)    acquire, lease, license, sell, abandon, transfer, assign, guarantee or exchange any equity interest or ownership position in INTRALOT S.A. or any Subsidiary or Affiliate thereof; or
(g)    enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 7.4.
7.5    Obligations of Buyer Parties and Company Group. Except as expressly required by this Agreement or required by applicable law or order, during the period from the date of this

Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article X or the Company Effective Time, none of the Buyer Parties nor any of their Affiliates, and none of the members of the Company Group nor any of their Affiliates (excluding any Parent Affiliated Person), shall: (i) knowingly take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Mergers), or the Debt Financing or the satisfaction of the conditions thereto; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person, if doing so would reasonably be expected to (A) prevent or materially delay the obtaining of any Consents of any Governmental Authority required to complete the transactions contemplated by this Agreement (including the Mergers), including the Requisite Gaming Approvals or (B) materially increase the risk of any Governmental Authority enacting, promulgating, issuing, entering, amending or enforcing any Order or law enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers; or (iii) in the case of the Buyer Parties and their Affiliates, cause the Company or any of its Subsidiaries to take or omit to take any action in breach of this Agreement.
7.6    No Solicitation.
(a)    No Solicitation or Negotiation. From and after the date hereof until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, except as expressly permitted by this Section 7.6, the Company shall not, and shall cause its Subsidiaries not to and will not instruct, authorize or knowingly permit any of Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or respective designees) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or designees), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than to (A) inform any Person that the terms of this Section 7.6(a) prohibit such discussions or (B) seek clarification from any Person that has made an Acquisition Proposal on the terms and conditions of such proposal to provide adequate information regarding such Acquisition Proposal to the Company Board or the Special Committee), (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”) or (vi) authorize or commit to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately following the date hereof cease any and all existing solicitation, discussions or negotiations with any Persons (other than the Parent Parties, the Parent Affiliated Persons or any of their respective Affiliates or Representatives) (or provision of any nonpublic information to any such Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly following the date hereof (and in any event within three (3) Business Days following the date hereof), the Company shall (A) request in writing that each Person (other than the Parent Parties, the Parent Affiliated Persons or any of their respective Affiliates or Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within one (1) year prior to the date hereof promptly destroy or return to the Company all nonpublic information furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, the Company may, without the prior written consent of Parent but with written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in a material breach of this Section 7.6(a)) to make, on a confidential basis to the Special Committee, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 7.6. Effective from the date hereof until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company hereby releases Standard General LP and the SG Parties (as defined in the Confidentiality Agreement) from their obligation to comply with the standstill provision contained in Section 4 of the Confidentiality Agreement (it being understood that the SG Parties are express third-party beneficiaries of this sentence). For purposes of this Section 7.6, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, the Buyer Parties or any of their Representatives.
(b)    Superior Proposals. Notwithstanding anything to contrary set forth in this Section 7.6 (but subject to the provisos in this Section 7.6(b)), if, prior to the Company’s receipt of the Requisite Stockholder Approval, the Company receives a bona fide written Acquisition Proposal after the date hereof that did not result from a material breach of Section 7.6(a), the Company and the Special Committee may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company any such Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person); provided that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to take the actions contemplated by this Section 7.6(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; and provided, further, that the Company will promptly (and in any event within one (1) Business Day) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.
(c)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 7.6(d), at no time after the date hereof may the Company Board (or a committee thereof, including the Special Committee):
(i)    (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to any Buyer Party; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within ten (10) Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 7.6(d) will, in and of itself, constitute a Recommendation Change; provided, further, that, for the avoidance of doubt, the Parent Parties acknowledge and agree that (1) neither the Special Committee Recommendation nor the Company Board Recommendation applies to, and neither the Company Board nor the Special Committee has considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares and (2) in no event will a recommendation against, or the making of no recommendation with respect to, the Rolling Share Election and/or the Rolling

Company Shares by the Company Board or the Special Committee constitute a Recommendation Change; or
(ii)    cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(d)    Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
(i)    other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal pursuant to Section 7.6(d)(ii), the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 7.6(c)(i) only in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) (1) not actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof or (2) if actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof, the magnitude or material consequences of such event, development or circumstance were not known to or reasonably foreseeable to the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (1) the receipt, existence of or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (2) the fact that the Company or any of its Subsidiaries meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account) (each such event, an “Intervening Event”), if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:
(1)    the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (x) so determined; and (y) resolved to effect a Recommendation Change pursuant to this Section 7.6(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and
(2)    after providing such notice described in the immediately preceding clause (1) and prior to effecting such Recommendation Change, the Special Committee and its Representatives, during such four (4)-Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby agreed to by Parent, the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or
(ii)    if the Company has received a bona fide Acquisition Proposal that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, or the Special Committee may (A) effect a Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:
(1)    the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;
(2)    the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 7.6 with respect to such Acquisition Proposal; and
(3)    (i) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate this Agreement pursuant to Section 10.1(f)(ii) absent any revisions to the terms and conditions of this Agreement that would cause such Acquisition Proposal to cease to constitute a Superior Proposal, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Special Committee and its Representatives, during the Notice Period, must have (x) permitted Parent and its Representatives to make a presentation to the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (y) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that in the event of any material revisions, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this

Section 7.6(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three (3) Business Days); and (iii) at the end of the applicable Notice Period, the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other documents contemplated hereby proposed by Parent) that such Acquisition Proposal remains a Superior Proposal.
(e)    Notice. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will promptly (and, in any event, within one (1) Business Day from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person making such offers or proposals and (ii) copies of any such offer or proposal made in writing and a summary of the material terms and conditions of any such offers or proposals to the extent made orally. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status of any such offers or proposals (including copies of any amendments or modifications thereto, including draft agreements with respect thereto, provided in writing and a summary of the material terms and conditions of any such amendments or modifications to the extent made orally) and the status of any such discussions or negotiations.
(f)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 7.6; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 7.6(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 7.6, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Recommendation Change other than in accordance with Section 7.6(d).

(g)    Breach by Representatives. The Company agrees that any breach of this Section 7.6 by any (i) director or officer of the Company or (ii) other Representative of the Company acting at the express direction of the Company with respect to the matters contemplated by this Section 7.6 (but, in each case of clauses (i) and (ii), excluding any Parent Affiliated Person) will be deemed to be a breach of this Section 7.6 by the Company.
ARTICLE VIII
ADDITIONAL COVENANTS
8.1    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party will use its respective reasonable best efforts to (a) take (or cause to be taken) all actions, including Remedial Actions, (b) do (or cause to be done) all things and (c) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Queen Share Contribution and the Mergers), including by (i) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities (including the Requisite Gaming Approvals) and (ii) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Mergers and the Queen Share Contribution. “Remedial Actions” means (A) paying or committing to pay any cash or other consideration, or incurring or committing to incur any liability or other obligation, in connection with obtaining or making any such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, (B) the selling, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of such Party or its Subsidiaries, (C) conducting or limiting the conduct of the business, assets or properties of such Party or its Subsidiaries or (D) any such Party’s or its Subsidiaries’ entering into any agreement, settlement, order, other relief or action of a type referred to in clauses (A), (B) or (C) with a Governmental Authority.
8.2    Filings.
(a)    The Buyer Parties will and will cause their respective Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), if applicable, on the one hand, and the Company Parties will and will cause the Company’s Subsidiaries, if applicable, on the other hand, to (i) file with the FTC and the Antitrust Division of the DOJ any Notification and Report Form relating to this Agreement and the Mergers and the Queen Share Contribution as may be required by the HSR Act within fifteen (15) Business Days following the date hereof, (ii) as soon as practicable after the date of this Agreement file the notices, reports and other filings necessary to obtain the Requisite Gaming Approvals; provided that the Company shall, within thirty (30) days of the date of this Agreement, provide Parent with a list of reports and other filings necessary to obtain the Requisite Gaming Approvals, and Parent shall update such filings to reflect any changes. No Party shall (or shall permit any of its Affiliates, as applicable, to) withdraw its filing, or commit to or agree with any Governmental Authority to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and Parent will cause its Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries) to, and the Company will cause its Subsidiaries to, cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be reasonably required or requested by any Governmental Authorities; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of any waiting period (where applicable), (2) avoid or defend against, as applicable, any Legal Proceedings in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers or the Queen Share Contribution, (3) obtain the required consents pursuant to any other applicable Antitrust Laws set forth on Section 8.2(a) of the Company Disclosure Letter and (4) obtain the Requisite Gaming Approvals, in each case as soon as reasonably practicable and in any event prior to the Termination Date. If Parent or an Affiliate thereof (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), or the Company or any of its Subsidiaries, receives a request for additional information or documentary material from any Governmental Authority with respect to the Mergers or the Queen Share Contribution pursuant to the HSR Act, any other applicable Antitrust Laws, or applicable Gaming Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.
(b)    In furtherance and not in limitation of the foregoing, the Company Parties and the Buyer Parties shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Mergers and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications (provided that filings made under the HSR Act need not be shared), filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Mergers to a Governmental Authority, (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Mergers and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Mergers and

(iii) unless required by the relevant Governmental Authority, not independently participate in any meeting, hearing, proceeding or discussion (whether in person, by telephone or videoconference) with or before any Governmental Authority in respect of the Mergers without giving the other Parties reasonable prior notice of such meeting and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company Parties and the Buyer Parties may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company Parties and the Buyer Parties may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.
(c)    Parent shall, after considering the Company’s views and comments and subject to complying with the requirements of Section 8.2(b) and subject to applicable law, control and lead all communications, negotiations, timing, decisions and strategy on behalf of the parties relating to satisfying the condition set forth in Section 9.1(b).
8.3    Proxy Statement; Schedule 13E-3 and Other Required SEC Filings.
(a)    Proxy Statement and Schedule 13E-3. Promptly (but in no event later than forty-five (45) days) following the date hereof, the Company and Parent shall cooperate to jointly prepare and the Company will file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 7.6(d), the Company shall include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including all exhibits, as amended or supplemented, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. Company and Parent shall, and shall cause the other Company Parties and Buyer Parties, respectively, to, prepare and submit to the other Party all information and documents related the Company Parties or the Buyer Parties, as applicable, including financial statements and any related required accountants’ consent, required in connection with the Proxy Statement and the Schedule 13E-3. Such information and documents will not, at the time that the Proxy Statement, including all Schedule 13E-3 Information, as applicable, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(b)    Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement or the Schedule 13E-3 with the SEC in connection with the Mergers (or any other transactions contemplated by this Agreement, including the Queen Share Contribution), the Company Stockholder Meeting or the Rolling Share Elections pursuant to applicable law (such document, as amended or supplemented, or disclosure, an “Other Required Company Filing”), then it will promptly prepare and file such

Other Required Company Filing with the SEC. The Company will cause, and will cause its Subsidiaries to cause, the Proxy Statement, the Schedule 13E-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company will not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable), at the time of the Company Stockholder Meeting or the date of the Election Deadline, neither the Proxy Statement, the Schedule 13E-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing or anything to the contrary in this Agreement, no covenant is made by the Company with respect to any information supplied by the Buyer Parties, any member of the Queen Group or any of their respective Affiliates (for the avoidance of doubt, including any member of the Queen Group and excluding the Company and its Subsidiaries) for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing and the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c)    Other Required Parent Filing. If Parent determines that any Buyer Party (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), if applicable) is required to file any document with the SEC other than the Schedule 13E-3 in connection with the Mergers (or any other transactions contemplated by this Agreement including the Queen Share Contribution), the Company Stockholder Meeting or the Rolling Share Elections pursuant to applicable law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries) to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, the Schedule 13E-3 (as to the Buyer Parties and its Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries)) and any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries) will file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting or the date of the Election Deadline, none of the Schedule 13E-3 or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing will not, at the time that the Proxy Statement, the Schedule 13E-3 or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d)    Furnishing Information. Each of the Company Parties, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company Parties, the Buyer Parties, the Queen Group or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.
(e)    Consultation Prior to Certain Communications. The Company and its Subsidiaries, on the one hand, and Parent and its Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), on the other hand, may not have any material communications in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such material written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(f)    Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of (i) a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, (ii) comments from the SEC or its staff on the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be or (iii) a request by the SEC or its staff for additional information in connection therewith.
(g)    Dissemination of Proxy Statement and Schedule 13E-3. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, each of the Proxy Statement and the Schedule 13E-3.
8.4    Company Stockholder Meeting.
(a)    Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Company Charter, the Company Bylaws and the rules of the NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. As promptly as practicable after the date of this Agreement (and upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted. Unless there has been a Recommendation Change, the Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval, including actively soliciting proxies to obtain the Requisite Stockholder Approval.
(b)    Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iii) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this Agreement is validly terminated in accordance with Section 10.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder

Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Recommendation Change. If requested by Parent on up to two separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Requisite Stockholder Approval, the Company shall postpone or adjourn the meeting for up to ten (10) Business Days each such occasion. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned by more than ten (10) Business Days for each event giving rise to such a postponement or adjournment.
(c)    Disclosure of Affiliated Stockholders. Parent shall deliver to the Company a true and complete list of all stockholders of the Company as of the record date for the Company Stockholders Meeting that, to Parent’s Knowledge, are not “Unaffiliated Company Stockholders” (i) within five (5) Business Days following the record date for the Company Stockholder Meeting, (ii) on the tenth, fifth and first Business Days prior to the Company Stockholder Meeting and (iii) within one (1) Business Day of becoming aware of any change to such list as compared to the list most recently delivered to the Company.
8.5    Cooperation With Debt Financing.
(a)    Cooperation with Debt Financing. Prior to the Company Effective Time, and in all cases subject to the limitations set forth herein, the Company will, and Parent will cause Queen to, and Queen will, use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to provide Parent with such cooperation as may be reasonably requested by Parent to assist the Buyer Parties in arranging the Debt Financing that is reasonably necessary or customary for financings of the type contemplated by the Debt Commitment Letter, including using reasonable best efforts with respect to:
(i)    participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company or Queen, as applicable, to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, due diligence sessions, and drafting sessions, and otherwise reasonably cooperating with the due diligence efforts for the Debt Financing (which, as applicable, at the Company’s or Queen’s option, may be attended via teleconference or virtual meeting platforms) upon reasonable advance notice, during normal business hours and at reasonable times and locations to be mutually agreed;
(ii)    providing reasonable assistance to Parent and the Financing Sources with the timely preparation of customary: (A) lender or investor presentations and similar documents, in each case, with respect to the Company, solely with respect to information relating to the Company Group, and with respect to Queen, solely with respect to information relating to the Queen Group, and as reasonably required in connection with the Debt Financing or customarily used to arrange transactions similar to the Debt Financing; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on available financial information and data derivable from, as applicable, the Company Group’s or Queen Group’s, historical books and records; provided that no member of the Company Group or the Queen Group will be required to provide any information pursuant to this clause (B) relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to (A) Parent or any of its Subsidiaries, (B) in the case of the Company Group, Queen or any of its Subsidiaries, (C) in the case of the Queen Group, the Company or any of its Subsidiaries or (D) any adjustments whether or not directly related to the acquisition of the Company Group or the acquisition of Queen or any of its Subsidiaries, respectively (it being understood that Parent is solely responsible for the preparation of any pro forma financial statements and information);
(iii)    providing reasonable cooperation in granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Closing Date, including assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, intercreditor agreements, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain, to the extent applicable and only if practicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing required on the Closing Date, in each case, as may be reasonably requested by Parent or the Financing Sources, it being understood that in the case of the Company Group, such documents will not take effect until the Company Effective Time and that the granting and perfection of any such security interests shall be subject to the terms of the Company Credit Agreement;
(iv)    cooperating with Parent to obtain customary and reasonable consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreement or arrangements to be effected at or after the Closing;
(v)    facilitating and assisting in the preparation, execution and delivery of one or more note purchase agreements, security documents, intercreditor agreements, guarantees, certificates and other customary definitive financing documents as may be reasonably requested by Parent (including furnishing all reasonably requested information relating to the Company and its Subsidiaries or Queen and its Subsidiaries, as applicable, and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(vi)    taking corporate actions, subject to and effective only upon the occurrence of the Closing, as reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by (x) any Subsidiary of the Company to the Surviving Corporation and (y) any Subsidiary of Queen to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by (x) the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Company Effective Time and (y) Queen or any of its Subsidiaries concurrently with or immediately following the Queen Effective Time; and
(vii)    promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) Parent and the Financing Sources with all documentation and other information about the Company Group or the Queen Group, as applicable, as is reasonably requested in writing by Parent or the Financing Sources as may be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date; and
(viii)    in the case of Queen, delivering notices of prepayment (or obtaining waivers thereof in the applicable Payoff Letter) within the time periods required by the relevant agreements governing indebtedness and obtaining the Payoff Letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing (if any); cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of Queen or any of its Subsidiaries, and any other cooperation in connection with the repayment or other retirement of existing indebtedness (if any) required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Closing Date.
(b)    Obligations of the Company and Queen. Nothing in this Section 8.5 will require the Company Group or the Queen Group to (i) waive or amend any terms of this Agreement, pay any commitment fee, arrangement fee, underwriting fee, structuring fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any Definitive Financing Agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Closing Date and only to the extent previously agreed in writing by the Company or Queen, as applicable; (iv) take any action that, in the good faith determination of the Company or Queen, as applicable, would unreasonably interfere with the conduct of the business of the Company Group or the Queen Group, as applicable, or create an unreasonable risk of damage or destruction to any property or assets of the Company Group or the Queen Group, as applicable, or an unreasonable risk of loss, curtailment or non-renewal of any gaming or racing license of the Company Group or the Queen Group, as applicable; (v) adopt any resolutions, execute any consents or otherwise take any corporate or similar action prior to the Closing; (vi)

provide any legal opinion; (vii) take any action that will conflict with or violate (A) its organizational documents or (B) any applicable laws, rules, regulations or governmental orders or governmental approvals (including gaming and racing approvals) or any material contract to which any member of the Company Group or the Queen Group, as applicable, is party or to which any of their assets are subject; (viii) provide access to or disclose information where the Company or Queen, as applicable, determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege so long as the Company and its Subsidiaries or Queen and its Subsidiaries, as applicable, shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege; (ix) subject any of the Company’s, Queen’s or their respective Subsidiaries’, respective directors, managers, officers or employees to any actual or potential personal liability; or (x) prepare any financial statements that are not prepared in the ordinary course of its financial reporting practice. In addition, (A) no action, liability or obligation of the Company Group, the Queen Group or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Closing Date, and the Company Group and the Queen Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing Date or that must be effective prior to the Closing Date; and (B) any lender or investor presentation or similar materials required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation, Queen or their respective Subsidiaries, as applicable, as the obligors. Nothing in this Section 8.5 will require the Company Board or the Queen Board, as applicable, to approve any financing or Contracts related thereto, effective prior to the Closing Date or for any officers or directors (if any) who will not continue in their capacities as such after Closing to provide any approvals or execute any documents.
(c)    Use of Logos. Each of the Company and Queen hereby consents to the use of its and its respective Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are solely used in a manner that is not intended to or likely to harm, disparage or adversely affect the Company Group or the Queen Group, as applicable, or the reputation or goodwill of the Company Group or the Queen Group, as applicable, and (ii) are used solely in connection with a description of the Company, Queen, their respective business or the Mergers, as applicable.
(d)    Confidentiality. All non-public or other confidential information provided by the Company or Queen or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as (i) such Persons are subject to other confidentiality undertakings substantially consistent therewith or otherwise reasonably satisfactory to the Company and (ii) any such disclosure is either derived from the information set forth in the Company’s most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q or approved in advance by the Company.
(e)    Indemnity. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages or claims and reasonable and documented out-of-pocket costs and expenses incurred in connection with any such losses, damages or claims actually suffered or incurred by any of them in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 8.5, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, bad faith or willful misconduct of, or material breach of this Section 8.5 by, the Company, any of its Subsidiaries or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement.
(f)    Conditions Satisfied. Notwithstanding anything to the contrary in this Agreement:
(i)    for all purposes of this Agreement (including the condition set forth in Section 9.2 as it applies to the Company’s obligations under this Section 8.5), the Company’s obligations under this Section 8.5 shall be deemed satisfied unless (A) the Company, its Subsidiaries or its or their respective Representatives has materially breached its obligations under this Section 8.5, (B) Parent has notified the Company of such material breach in writing (it being understood and agreed that, to the extent reasonably practicable, Parent shall use commercially reasonable efforts to provide such notice a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such material breach) and (C) such material breach was the primary cause of Parent’s failure to receive any portion of the proceeds of the Debt Financing; and
(ii)    for all purposes of this Agreement (including the condition set forth in Section 9.3 as it applies to Queen’s obligations under this Section 8.5), Queen’s obligations under this Section 8.5 shall be deemed satisfied unless (A) Queen, its Subsidiaries or its or their respective Representatives has materially breached its obligations under this Section 8.5, (B) Parent has notified Queen of such material breach in writing (it being understood and agreed that, to the extent reasonably practicable, Parent shall use commercially reasonable efforts to provide such notice a reasonably sufficient amount of time prior to the Closing to afford Queen with a reasonable opportunity to cure such material breach) and (C) such material breach was the primary cause of Parent’s failure to receive any portion of the proceeds of the Debt Financing.
(g)    Sole Obligation. The Parties acknowledge and agree that the provisions contained in this Section 8.5 represent the sole obligation of the Company, Queen, their respective Subsidiaries and their respective Representatives (other than the Parent Affiliated Persons) with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and no other provision of this Agreement shall be deemed to expand or modify such obligations; provided that, notwithstanding anything to the contrary in this Agreement, any breach of, or failure to perform or comply with, this Section 8.5 by the Queen Group and their respective Representatives shall be deemed a breach by the Buyer Parties of this Section 8.5.
8.6    Financing Obligation.
(a)    Parent shall, and shall use reasonable best efforts to cause each of its Subsidiaries to, use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain the proceeds of the Debt Financing in an amount equal to, together with the Company Cash Amount, at least the Financing Amount on the terms and subject only to the conditions set forth in the Debt Commitment Letter on or prior to the Closing Date, including (i) complying with its obligations under the Debt Commitment Letter, (ii) maintaining in effect the Debt Commitment Letter and the definitive financing agreements related to the Debt Financing (the “Definitive Financing Agreements”, which, for the avoidance of doubt, shall not include this Agreement) in accordance with the terms and conditions thereof, (iii) negotiating, entering into and delivering the Definitive Financing Agreements on a timely basis on terms and conditions contained in the Debt Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to Parent contained in the Debt Commitment Letter within its control, (v) consummating (including timely satisfaction of all provisions under the Debt Commitment Letter), and obtaining the proceeds of, the Debt Financing at or prior to the Closing and (vi) enforcing its rights under the Debt Commitment Letter and the Definitive Financing Agreements in a timely manner. Parent shall, upon the reasonable written request of the Company or the Special Committee, keep the Company and the Special Committee informed in reasonable detail of the status of its efforts to obtain the Debt Financing. Without limiting the generality of the foregoing, prior to Closing, Parent shall give the Company prompt written notice (A) of any breach or threatened (in writing) breach by any Financing Source under the Debt Commitment Letter or any termination of the Debt Commitment Letter, (B) of any reduction or termination of the Debt Financing by any party to the Debt Commitment Letter or of the receipt of written notice or other written communication on the basis of which Parent reasonably expects that any Financing Source party to the Debt Commitment Letter will fail to fund all or part of its commitment for the Debt Financing on the terms and conditions of the Debt Commitment Letter or (C) if at any time for any reason Parent has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing in an amount at least equal to, together with the Company Cash Amount, the Financing Amount.
(b)    Parent shall not, without the prior written consent of the Company and the Special Committee (in each case, not to be unreasonably withheld, delayed or conditioned): (i) amend or modify any of the conditions to funding contained in the Debt Commitment Letter or the Definitive Financing Agreements, to the extent such amendment or modification would reasonably be expected to have the effect of (A) reducing the amount of the Debt Financing to an amount less than the Financing Amount (after giving effect to the Company Cash Amount), (B) adding new or additional conditions or amending or modifying any of the existing conditions to the Debt Financing, in each case, in a manner that would, or would reasonably be expected to, delay, prevent or impede the Closing in any material respect or (C) adversely affecting the ability of Parent to enforce its rights in connection with the Debt Commitment Letter or the Definitive

Agreements or to consummate the transactions contemplated by this Agreement or adversely change or alter the rights, duties or obligations of the Company in respect of either thereof (clauses (A) through (C), collectively, the “Prohibited Modifications”) or (ii) terminate the Debt Commitment Letter or the Definitive Financing Agreements; provided that Parent may (1) amend, modify, supplement or waive any provision of the Debt Commitment Letter to add Financing Sources that have not executed the Debt Commitment Letter as of the date hereof, (2) amend, modify, supplement or waive any provision of the Debt Commitment Letter in accordance with the terms thereof to assign the Debt Commitment Letter to the Company or an Affiliate of the Company at or immediately prior to the Company Effective Time for the sole purpose of consummating the transactions contemplated herein and in the Debt Commitment Letter, or (3) otherwise amend, modify or supplement the Debt Commitment Letter so long as such amendment, modification or supplement would not effect a Prohibited Modification. Parent shall promptly deliver to Company copies of any such amendment or modification (with customary redactions consistent with the requirements under Section 6.8(b)). In the event Parent amends, modifies or supplements the Debt Commitment Letter in accordance with this Section 8.6(b), references to “Debt Financing,” “Financing Sources,” and “Debt Commitment Letter” (and other like terms in this Agreement) as used in this Agreement shall be deemed to refer to the Debt Commitment Letter as so amended, modified or supplemented.
(c)    If all or any portion of the Debt Financing becomes unavailable for any reason, Parent shall (i) notify the Company and the Special Committee in writing of such event and the reasons giving rise to such event, as promptly as practicable (but in any event within two (2) Business Days) following the occurrence of such event, (ii) use reasonable best efforts, and cause each of its Subsidiaries to use reasonable best efforts to arrange and obtain, as promptly as possible following the occurrence of such event, alternative financing for any such unavailable portion of the Debt Financing from the same or alternative sources (it being understood that Parent shall not be required to pay fees in excess of those contemplated by the Debt Commitment Letter, and the related fee letter and engagement letter, in effect on the date of this Agreement or seek alternative financing the terms of which are materially less favorable, taken as a whole, to Parent or its Affiliates or the Company Group as compared to the terms of the Debt Commitment Letter in effect on the date of this Agreement), which may include one or more of a loan financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in each case which is permitted by the Company Credit Agreement and the Company Indenture, (A) in an amount sufficient, when added to any portion of the Debt Financing that is and will be available and the Company Cash Amount, that is equal to or greater than the Financing Amount, (B) containing conditions that are not more onerous to Parent than those conditions contained in the Debt Commitment Letter as of the date hereof and (C) which does not contain any Prohibited Modification (any such alternative financing, the “Alternative Debt Financing”) and (iii) obtain a new financing commitment letter (together with its related term sheets and fee letters, the “Alternative Debt Commitment Letter”) or a new definitive agreement with respect thereto that provides for such Alternative Debt Financing. In the event Parent obtains Alternative Debt Financing in accordance with this Section 8.6(c), references to “Debt Financing” and “Financing Sources” (and other like terms in this Agreement) as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Debt Financing” shall include any available portion of the then-existing

Debt Financing and the Alternative Debt Financing), and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter. For the avoidance of doubt, Parent and Queen acknowledge that their respective obligations hereunder are not conditioned on the receipt of the Debt Financing or any other financing, and that if Parent fails to obtain the Debt Financing contemplated by the Debt Commitment Letter, or any alternative financing, Parent and Queen shall continue to be obligated to perform their obligations under this Agreement, including this Section 8.6(c), and to consummate the Mergers and the Queen Share Contribution on the terms contemplated hereby (subject only to satisfaction or waiver of the conditions set forth in Article IX, as applicable) unless and until this Agreement is validly terminated in accordance with its terms.
(d)    At the Closing at or immediately prior to the Company Effective Time, Parent shall (and the Company shall assume) assign all or a portion of its rights and benefits under the Debt Commitment Letter to the Company (and Company shall assume such rights and benefits) in order to consummate the transactions contemplated herein and in the Debt Commitment Letter. Upon such assignment (and assumption), such rights and benefits under the Debt Commitment Letter so assigned by Parent to the Company (and assumed by the Company), shall become the rights and benefits of the Company. Irrespective of such assignment, all obligations under the Debt Commitment Letter and this Agreement in respect of financing are and remain obligations of Parent.
8.7    Anti-Takeover Laws.
(a)    The Company and the Company Board (and the Special Committee and any committee empowered to take such action, if applicable) will (a) take all reasonable actions within their power to ensure that no provision of the Company Charter, the Company’s bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Support Agreements or the Company Merger and the transactions contemplated hereby and thereby; and (b) if any provision of the Company Charter, the Company Bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, the Support Agreements or the Company Merger and the transactions contemplated hereby and thereby, take all reasonable action within their power to ensure that the Company Merger and the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Company Merger and such transactions.
(b)    Queen and the Queen Board (and any committee empowered to take such action, if applicable) will (i) take all reasonable actions within their power to ensure that no provision of the Queen Charter, Queen bylaws, or any other similar organizational document of Queen or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Queen Share Contribution the Queen Merger and the transactions contemplated hereby and thereby; and (ii) if any provision of the Queen Charter, Queen’s bylaws, or any other similar organizational document of the Company or any “anti-takeover”

statute or similar statute or regulation becomes applicable to this Agreement, the Queen Share Contribution or the Queen Merger and the transactions contemplated hereby and thereby, take all reasonable action within their power to ensure that the Queen Share Contribution and the Queen Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Queen Share Contribution and the Queen Merger and such transactions.
8.8    Access.
(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would be reasonably likely to cause the loss of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (provided that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client privilege, work product doctrine or other privilege); or (iii) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third Person to such access or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access that would not violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract). Any investigation conducted pursuant to the access contemplated by this Section 8.8(a) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 8.8(a).
(b)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Closing, Parent and Queen will afford the Company and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Queen Group, except that Queen may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable law or regulation requires the Queen Group to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would be reasonably likely to cause the loss of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (provided that Queen shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client privilege, work product doctrine or other privilege); or (iii) access to a Contract to which the Queen Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract (provided that Queen shall use its commercially reasonable efforts to obtain the required consent of such third Person to such access or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access that would not violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract). Any investigation conducted pursuant to the access contemplated by this Section 8.8(b) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Queen Group or create a risk of damage or destruction to any property or assets of the Queen Group. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by the Company Group in connection with any investigation conducted pursuant to the access contemplated by this Section 8.8(b).
8.9    Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause any acquisitions or dispositions of equity securities of the Company (including derivative securities) in connection with the Company Merger, the Queen Contribution or the Queen Merger by each individual who is a director (including any director by deputization) or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
8.10    Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a)    For the later of six (6) years from and after the Closing and such time as the relevant statute of limitations shall have expired for any violation of Gaming Laws that shall have accrued at or prior to the Queen Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors and officers of the Company and all directors and officers of the Company at any time from the date of this Agreement through the Closing Date (collectively, the “Company Indemnified Persons”) and shall, or shall cause the Queen Surviving Corporation to, indemnify and hold harmless all present directors and officers of Queen and all directors and officers of Queen at any time from the date of this Agreement through the Closing Date (collectively, the “Queen Indemnified Persons” and together with the Company Indemnified Persons, the “Indemnified Persons”), in each case, against any costs (including reasonable attorneys’ fees) and expenses (as well as advancing expenses (including reasonable attorneys’ fees) prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation) to each Indemnified Person to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of the Company or Queen, as applicable, hereunder, as of the date hereof or any indemnification agreements with any Company Indemnified Person set forth in Section 8.10 of the Company Disclosure Letter or any indemnification agreements with any Queen Indemnified Person set forth in Section 8.10 of the Queen Disclosure Letter (collectively, the “Indemnification Obligations”) (provided, with respect to advancement of expenses, that such Indemnified Person provides an undertaking that such Indemnified Person agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Person is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers, the Queen Share Contribution and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, by reason of the fact of such Indemnified Person’s serving or having served as a director or officer of the Company or Queen, as applicable, through the Closing to the fullest extent permitted by the applicable Indemnification Obligations. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred on or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the Indemnified Persons as provided in the applicable Indemnification Obligations shall survive the Mergers and shall continue in full force and effect in accordance with the terms thereof.
(b)    For the greater of six (6) years from and after the Closing and such time as the relevant statute of limitations shall have expired for any violation of Gaming Laws that shall have accrued at or prior to the Queen Effective Time, the Surviving Corporation and the Queen Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Charter, the Company’s bylaws and, as applicable, as of the date hereof, or any indemnification agreements with any Indemnified Person set forth in Section 8.10 of the Company Disclosure Letter, except to the extent that such agreement provides for an earlier termination and (ii) the Queen Charter and Queen’s bylaws, as of the date hereof, or any indemnification agreements with any Indemnified Person set forth in Section 8.10 of the Queen Disclosure Letter, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of directors and officers and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby).
(c)    At or prior to the Closing, (i) Queen (or, at Parent’s election, the Company) shall purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Queen and its Subsidiaries with respect to matters arising at or prior to the Closing and (ii) the Company shall purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company Group with respect to matters arising at or prior to the Closing; provided, Queen or the Company, as applicable, shall not commit or spend on any such “tail” policy, in the aggregate, more than (x) 300% of the last aggregate annual premium paid by Queen, with respect to the “tail” policy purchased pursuant to clause (i) or (y) 300% of the last aggregate annual premium paid by the Company, with respect to the “tail” policy purchased pursuant to clause (ii), prior to the date hereof for Queen’s or the Company’s, as applicable, current policies of directors’ and officers’ liability insurance (as applicable, the “Maximum Annual Premium”), and if the cost of either such “tail” policy would otherwise exceed the applicable Maximum Annual Premium, Queen or the Company, as applicable shall be permitted to purchase as much coverage as reasonably practicable for the applicable Maximum Annual Premium.
(d)    In the event the Surviving Corporation or the Queen Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Queen Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 8.10. The rights and obligations under this Section 8.10 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Person without the written consent of such Indemnified Person. The Parties acknowledge and agree that the Indemnified Persons shall be third-party beneficiaries of this Section 8.10, each of whom may enforce the provisions thereof.
8.11    Employee Matters.
(a)    Continuation of Employment. Following the Company Effective Time, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Company Effective Time (the “Continuing Company Employees”), and following the Queen Effective Time, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of Queen and its Subsidiaries as of the Queen Effective Time (the “Continuing Queen Employees”). Notwithstanding the foregoing, nothing in this Section 8.11(a) shall obligate the Surviving Corporation or any of their respective Subsidiaries to continue the employment of any Continuing Company Employee or Continuing Queen Employee for any specific period.
(b)    Continuation of Compensation and Benefits.
(i)    From and after the Company Effective Time until the first anniversary of the Company Effective Time (or, if earlier, the termination date of Continuing Company Employee) (the “Company Continuation Period”), the Surviving Corporation and its Subsidiaries will provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Company Employee that are substantially comparable in the aggregate to those provided to such Continuing Company Employee immediately prior to the Company Effective Time under the Company Employee Plans (subject to the same exclusions). In each case, during the Company Continuation Period, base compensation and target annual cash incentive compensation opportunity (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Company Employee.
(ii)    From and after the Queen Effective Time until the first anniversary of the Queen Effective Time (or, if earlier, the termination date of a Continuing Queen Employee) (the “Queen Continuation Period”), the Surviving Corporation and its Subsidiaries will provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Queen Employee that are substantially comparable in the aggregate to those provided to such Continuing Queen Employee immediately prior to the Queen Effective Time under the Queen Employee Plans (subject to the same exclusions). In each case, during the Queen Continuation Period, base compensation and target annual cash incentive compensation opportunity (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Queen Employee.
(c)    New Plans Made Available to Continuing Employees.
(i)    To the extent that a benefit plan is made available to any Continuing Company Employee at or after the Company Effective Time, the Surviving Corporation and its Subsidiaries will cause to be granted to such Continuing Company Employee credit for service with the Company Group prior to the Company Effective Time for purposes of eligibility to participate, vesting, and benefit entitlement (including, without limitation, for purposes of future vacation accrual and determining severance amounts), except that (A) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (B) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Company Employee Plan, and (C) no service shall be required to be credited for calculating benefit accruals under any plan that provides for defined benefit pension or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use reasonable best efforts to ensure that: (A) each Continuing Company Employee will be immediately eligible to participate, without any waiting period, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Company Plan”) replaces coverage previously provided under a comparable Company Employee Plan in which such Continuing Company Employee participated immediately before the Company Effective Time (such plans, the “Old Company Plans”); and (B) during the plan year in which the Company Effective Time occurs, for purposes of each New Company Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Company Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Company Plan to be waived for such Continuing Company Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents under the applicable

Old Company Plan during such plan year to be given full credit pursuant to such New Company Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Company Plan.
(ii)    To the extent that a benefit plan is made available to any Continuing Queen Employee at or after the Queen Effective Time, the Surviving Corporation and its Subsidiaries will cause to be granted to such Continuing Queen Employee credit for service with the Queen Group prior to the Queen Effective Time for purposes of eligibility to participate, vesting and benefit entitlement (including, without limitation, for purposes of future vacation accrual and determining severance amounts), except that (A) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (B) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Queen Employee Plan, and (C) no service shall be required to be credited for calculating benefit accruals under any plan that provides for defined benefit pension or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Queen Surviving Corporation shall use reasonable best efforts to ensure that: (A) each Continuing Queen Employee will be immediately eligible to participate, without any waiting period, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements, in any and all group welfare benefit plans sponsored by the Queen Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Queen Plan”) replaces coverage previously provided under a comparable Queen Employee Plan in which such Continuing Queen Employee participated immediately before the Queen Effective Time (such plans, the “Old Queen Plans”); and (B) during the plan year in which the Queen Effective Time occurs, for purposes of each New Queen Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Queen Employee, (x) the Queen Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Queen Plan to be waived for such Continuing Queen Employee and his or her covered dependents, and (y) the Queen Surviving Corporation will cause any eligible expenses incurred by such Continuing Queen Employee and his or her covered dependents under the applicable Old Queen Plan during such plan year to be given full credit pursuant to such New Queen Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Queen Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Queen Plan.
(d)    No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 8.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation, the Queen Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Company Employee or any Continuing Queen Employee for any reason; (ii) require Parent, the Surviving Corporation, the Queen Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the establishment amendment, modification or termination by Parent, the Surviving Corporation, the Queen Surviving Corporation or any of their respective Subsidiaries at any time; (iii) create any third-party beneficiary rights in any Person (other than the Parties under this Agreement); or (iv) establish, amend or modify any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement.
8.12    Obligations of the Company. The Company will take all action necessary to cause Merger Sub I and Merger Sub II to perform its obligations pursuant to this Agreement and to consummate the Company Merger or the Queen Merger, as applicable, upon the terms and subject to the conditions set forth in this Agreement.
8.13    Notification of Certain Matters.
(a)    Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by the Company Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Queen Merger and the Queen Share Contribution set forth in Section 9.2(a) or Section 9.2(b) to fail to be satisfied at the Closing; provided that no such notification will affect or be deemed to modify any representation or warranty of the Company Parties set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Queen Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 8.13(a).
(b)    Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Queen Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company Parties to consummate the Mergers and the Queen Share Contribution set forth in Section 9.3(a) or Section 9.3(b) to fail to be satisfied at the Closing; provided that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company Parties to consummate the Mergers or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 8.13(b).
8.14    Public Statements and Disclosure. The initial press release concerning this Agreement and the Mergers of the Company Parties, on the one hand, and the Buyer Parties, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company Parties (other than any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Mergers, the Queen Share Contribution or the transactions contemplated by this Agreement, except that (i) the Company Parties will not be obligated to engage in such consultation with respect to communications that relate to a Superior Proposal, Intervening Event or Recommendation Change; and (ii) the Buyer Parties will not be obligated to engage in such consultation with respect to ordinary course communications that are principally directed to any existing general or limited partners, equity holders, members and investors of the Buyer Parties or their Affiliates, in each case who are subject to customary confidentiality restrictions. In addition and without limiting the generality of the foregoing, except as approved by the Company, prior the receipt of the Requisite Stockholder Approval and except for the Support Agreements, no Buyer Party will, and each will cause its Affiliates (including the Parent Affiliated Persons) not to, make or enter into any formal arrangements with any director or officer, employee or equityholder of the Company (but excluding any Parent Affiliated Person) pursuant to which (x) any such Company Stockholder would be entitled to receive consideration of a different amount or nature than the consideration contemplated by this Agreement in respect of such Person’s shares of Company Common Stock or (y) such Person agrees to vote or approve this Agreement or the Company Merger or with respect to such Person’s decision whether to make a Rolling Share Election pursuant to Section 2.8 provided that (i) nothing in this sentence shall restrict any Buyer Party or its Affiliates from engaging in any discussions with any such director or officer, employee or equityholder of the Company regarding any such possible arrangements, and (ii) Parent shall (x) notify the Company no later than two (2) Business Days following the initial contact with any such director or officer, employee or equityholder with respect to or otherwise related to such arrangements and (y) keep the Company reasonably informed of the existence and status of any such discussions referred to in the immediately preceding clause (i).
8.15    Transaction Litigation. Prior to the Company Effective Time, each of the Buyer Parties and the Company Parties will provide the other Party with prompt notice (and in any event within forty-eight (48) hours) of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such Party reasonably informed with respect to the status thereof. Each of the Buyer Parties and the Company Parties will (a) provide the other Party the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Buyer Parties or the Company Parties, as the case may be, prior to such filing or submission, and the applicable Party shall consider such comments in good faith, (b) give the other Party a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Buyer Parties or the Company Parties, as the case may be, in connection with any discovery or document production with respect to such Transaction Litigation, (c) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation. Neither the Buyer Parties nor the Company shall compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Party has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 8.15, “participate” means that a Party will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the applicable Party and its counsel is not undermined), and such Party may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
8.16    Exchange Listing. From and following Closing, the Surviving Corporation will use commercially reasonable efforts to cause the Company Common Stock to continue to be listed on a securities exchange or over-the-counter market operating in the United States.
8.17    Other Party Approvals.
(a)    Immediately following the execution and delivery of this Agreement, the Company in its capacity as the sole stockholder of Merger Sub I and Merger Sub II, will execute and deliver to Merger Sub I and Merger Sub II, as applicable (and will as promptly as possible provide a copy to Parent) a written consent adopting this Agreement in accordance with the DGCL.
(b)    Immediately following the execution and delivery of this Agreement, SG Gaming, in respect of its shares of Queen Common Stock, will execute and deliver to Queen (and will as promptly as possible provide a copy to the Company) a written consent adopting this Agreement in accordance with the DGCL.
8.18    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company Parties, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Company Effective Time. Prior to the Company Effective Time, each of the Buyer Parties and the Company Parties will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.
8.19    Tax Matters.
(a)    The Parties intend that the Queen Share Contribution and the Queen Merger, taken together, constitute a single, integrated transaction that qualifies as a

“reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
(b)    Each of the Parties shall use its respective reasonable best efforts to (i) cause the Queen Share Contribution and the Queen Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (ii) not, and cause each of its Subsidiaries not to, take any action that is reasonably likely to, or fail to take any action which failure is reasonably likely to, prevent or impede the qualification of the Queen Share Contribution and the Queen Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
(c)    Each of the Parties shall report the Queen Share Contribution and the Queen Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and shall not take any position on any Tax Return, in any dispute with a Governmental Authority, or otherwise, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-United States Tax Law).
(d)    The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.
8.20    Repaid Indebtedness. At the Closing, the Surviving Corporation shall, on behalf of Queen, pay, or cause to be paid, all amounts specified in the Payoff Letters (as defined below) to fully discharge the then-outstanding balance of all third-party Indebtedness under the Contract set forth on Section 8.20 of the Queen Disclosure Letter (such Indebtedness, the “Repaid Indebtedness”), by wire transfer of immediately available funds to the account(s) designated by the holders (or an agent on behalf of all holders) of such Repaid Indebtedness as set forth in payoff letters with respect to such Repaid Indebtedness, which such letters shall set forth the aggregate amounts required to satisfy in full all such Repaid Indebtedness as of the Closing Date and include (as attachments thereto) customary lien release documents evidencing release and termination of all security interests in respect thereof and indicating that the holders of such Repaid Indebtedness (or an agent on behalf of all holders) shall make arrangements to return all possessory and original collateral (if any), in each case and to the extent reasonably practicable, on the Closing Date (subject to receipt by the holders of such Repaid Indebtedness of the applicable payoff amounts), which payoff letters shall be in a customary form and reasonably acceptable to Parent (collectively, the “Payoff Letters”) and Queen shall use reasonable best efforts to deliver, or cause to be delivered, such Payoff Letters to the Company at least two (2)

Business Days prior to the Closing. The Company shall reasonably cooperate with Queen’s efforts under this Section 8.20.
8.21    Post-Closing Filings, Governance and Other Rights.
(a)    Following the Closing, the Surviving Corporation will comply with the terms set forth in Article X of the Surviving Corporation Certificate of Incorporation.
(b)    Each of Parent, SG Gaming and the Company shall use its respective reasonable best efforts to agree to the form of Registration Rights Agreement promptly following the date of this Agreement, but in no event later than five (5) Business Days prior to the date of the filing of the Proxy Statement, pursuant to which, subject to the occurrence of the Closing, (i) SG Gaming will be granted certain customary demand and piggyback registration rights and (ii) the holders of Rolling Company Shares (subject to the requirements set forth in clauses (x) and (y) of Section 8.21(a)) will be granted customary piggyback registration rights, including in the event of an Initial Public Offering that is not solely a primary offering.
ARTICLE IX
CONDITIONS TO THE MERGER
9.1    Conditions to Each Party’s Obligations to Effect the Mergers and the Queen Share Contribution. The respective obligations of the Buyer Parties and the Company Parties to consummate the Mergers and the Queen Share Contribution are subject to the satisfaction or waiver (where permissible pursuant to applicable law and except with respect to Section 9.1(a), which will not be waivable) of each of the following conditions:
(a)    Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b)    HSR Act. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.
(c)    Gaming Approvals. (i) All Requisite Gaming Approvals shall have been filed, shall have occurred or shall have been obtained or waived, as applicable and (ii) all such Requisite Gaming Approvals shall be in full force and effect.
(d)    No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Company Merger, the Queen Merger or the Queen Share Contribution that, in each case, prohibits, makes illegal, or enjoins the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution.

9.2    Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Queen Merger and the Queen Share Contribution will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:
(a)    Representations and Warranties.
(i)    Other than the representations and warranties listed in Section 9.2(a)(ii) and Section 9.2(a)(iii), the representations and warranties of the Company Parties set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.
(ii)    The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(d), the last sentence of Section 4.7(b), Section 4.7(c)(vi) and (vii) and Section 4.18 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).
(iii)    The representations and warranties set forth in Section 4.7(a), Section 4.7(b) (other than the last sentence thereof) and Section 4.7(c)(i), (ii), (iii), (iv), (v) and (viii) will be true and correct in all respects as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.
(b)    Performance of Obligations of the Company Parties. Each of the Company Parties will have performed and complied in all material respects with all covenants,

obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c)    Officer’s Certificate. The Buyer Parties will have received a certificate of the Company Parties, validly executed for and on behalf of the Company Parties and in the respective names of the Company Parties by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied.
(d)    Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that remains in effect as of immediately prior to the Queen Effective Time.
9.3    Conditions to the Obligations of the Company Parties to Effect the Merger. The obligations of the Company Parties to consummate the Queen Share Contribution and the Mergers are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:
(a)    Representations and Warranties.
(i)    Other than the representations and warranties listed in Section 9.3(a)(ii) and Section 9.3(a)(iii), the representations and warranties of Queen set forth in this Agreement will be true and correct (without giving effect to any materiality or Queen Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Queen Material Adverse Effect.
(ii)    The representations and warranties set forth in Section 5.1, Section 5.2, the last sentence of Section 5.7(b), Section 5.7(c)(vi) and (vii), Section 5.7(e) (other than the first sentence thereof), Section 5.21, Section 6.1, Section 6.2, Section 6.6, Section 6.7, and Section 6.12 that (A) are not qualified by Queen Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Queen Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Queen Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii)    The representations and warranties set forth in Section 5.7(a) and Section 5.7(b) (other than the last sentence thereof), Section 5.7(c)(i), (ii), (iii), (iv), (v) and (viii) and the first sentence of Section 5.7(e) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.
(iv)    The representations and warranties of the Parent Parties set forth in this Agreement will be true and correct (without giving effect to any materiality qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date with the same force and effect as if made on and as of such date, except for (A) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Share Contribution or the Mergers or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (B) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Share Contribution or the Mergers or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(b)    Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.
(c)    Officer’s Certificate. The Company Parties will have received a certificate of each Buyer Party, validly executed for and on behalf each Buyer Party and in the respective names of each Buyer Party by a duly authorized officer thereof, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.1    Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)    at any time prior to the Company Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b)    by either Parent or the Company, at any time prior to the Company Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a Governmental Authority preventing the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Company Merger, the Queen Merger or the Queen Share Contribution that prohibits, makes illegal or enjoins the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution; except that the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to any Party whose failure to comply with its obligations under Section 8.2 has been the primary cause of, or resulted in, the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;
(c)    by either Parent or the Company, at any time prior to the Company Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., Eastern time, on July 25, 2025 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date;
(d)    by either Parent or the Company, at any time prior to the Company Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);
(e)    by Parent:
(i)    (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 10.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least forty five (45) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 10.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Parent if any Buyer Party is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 9.3(a) or Section 9.3(b);
(ii)    if at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change that has not been withdrawn; or
(iii)    at any time prior to the Company Effective Time if (i) all of the conditions set forth in Sections 9.1 and Section 9.3 have been, and continue to be, satisfied or waived, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Financing Sources are unwilling or unable to fund the Debt Financing on the day the Closing would be required to occur pursuant to Section 2.1 and (iii) the Company is unwilling or unable to fund the Company Contribution Amount on the day the Closing would be required to occur pursuant to Section 2.1; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 10.1(e)(iii) unless and until (x) on or following the date on which all of the conditions set forth in Sections 9.1 and Section 9.3 have been so satisfied or waived, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such notice), Parent delivers to the Company written notice that the Buyer Parties are otherwise ready, willing and able to consummate the Closing and (y) the Company remains unwilling or unable to fund the Company Contribution Amount at the end of the sixty- (60)-day period (or such shorter period of time as remains prior to the Termination Date) following delivery of such notice.
(f)    by the Company:
(i)    whether prior to or after the receipt of the Requisite Stockholder Approval), if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(f) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least forty five (45) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(f) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii)

that the right to terminate this Agreement pursuant to this Section 10.1(f) will not be available to the Company if any Company Party is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 9.2(a) or Section 9.2(b);
(ii)    at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (iii) the Company has complied in all material respects with Section 7.6 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due to Parent in accordance with Section 10.3(b); or
(iii)    at any time prior to the Company Effective Time if (i) all of the conditions set forth in Section 9.1 and Section 9.2 have been, and continue to be, satisfied or waived, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Financing Sources are unwilling or unable to fund the Debt Financing on the day the Closing is required to occur pursuant to Section 2.1, and (iii) the Company shall have irrevocably confirmed in writing to Parent that it and Merger Sub I and Merger Sub II are otherwise ready, willing and able to consummate the Closing (including that it has available to it the funds necessary to fund the Company Contribution Amount on such date if such date were the Closing Date and is ready, willing and able to fund the Company Contribution Amount); provided that, if Parent confirms in writing to the Company within three (3) Business Days following receipt of the Company's confirmation pursuant to clause (iii) above that Parent will use reasonable best efforts to obtain Alternative Debt Financing, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(f)(iii) unless and until (x) the Financing Sources remain unwilling or unable to fund the Debt Financing and (y) Parent has been unable to obtain Alternative Debt Financing, in each case of clauses (x) and (y) at the end of the sixty- (60)-day period (or such shorter period of time as remains prior to the Termination Date) following delivery of confirmation by the Company pursuant to clause (iii) above.
10.2    Manner and Notice of Termination; Effect of Termination.
(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 10.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b)    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties (other than pursuant to Section 10.1(a) which will be effective as set forth in the mutual agreement to terminate between the Company and Parent). In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 8.8 (only the last sentence thereof), Section 8.14, this Section 10.2, Section 10.3 and Article XI will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 10.3(e), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement. For the avoidance of doubt, the Financing Sources will have no liability to Parent, the Company, Queen, any of its or their Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful and Material Breach); provided that the foregoing shall not preclude Parent, the Company, Queen and its Affiliates from seeking to recover damages or equitable relief from any Financing Source pursuant to the Debt Commitment Letter or any Definitive Financing Agreements related to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
10.3    Fees and Expenses.
(a)    General. Except as set forth in Section 10.3 all fees and expenses incurred in connection with this Agreement and the Mergers and the Queen Share Contribution will be paid by the Party incurring such fees and expenses whether or not the Mergers and the Queen Share Contribution are consummated.
(b)    Company Payments.
(i)    If (A) this Agreement is validly terminated pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e)(i); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e)(i), as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed to the Company or the Company Board (or committee thereof, including the Special Committee) and not irrevocably withdrawn at least three (3) Business Days prior to the Company Stockholder Meeting (in case of any such termination pursuant to Section 10.1(d)) or the date of termination (in the case of any such termination pursuant to Section 10.1(c) or Section 10.1(e)(i)); and (C) within six (6) months following the termination of this Agreement pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e)(i), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will, concurrently with the earlier of the consummation of such Acquisition Transaction and the entry into a definitive agreement with respect to such

Acquisition Transaction, pay or cause to be paid to Parent (as directed by Parent) an amount in cash equal to $11,100,000 (the “Company Termination Fee”). For purposes of Section 10.3(b)(i)(C), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
(ii)    If this Agreement is validly terminated pursuant to Section 10.1(e)(ii), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.
(iii)    If this Agreement is validly terminated pursuant to Section 10.1(f)(ii), then the Company must, prior to or concurrently with such termination, pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.
(c)    Parent Payments. If (i) this Agreement is validly terminated by the Company pursuant to Section 10.1(f)(iii), (ii) the Company does have available to it the funds necessary to immediately fund the Company Contribution Amount on such date if such date were the Closing Date and (iii) in the event there is a failure to satisfy any of the conditions required to be satisfied in order to obtain the Debt Financing, such failure is not a result of the failure of the Shared Cap (as defined in the Debt Commitment Letter) to not be less than zero after giving effect to the transactions contemplated by this Agreement, then Parent shall pay or cause to be paid to the Company (as directed by the Company) an amount equal to $22,200,000 (the “Parent Termination Fee”) within two (2) Business Days after the date of such termination; provided that, at the election of Parent, Parent may satisfy its obligation to pay the Parent Termination Fee by delivering to the Company a number of shares of Company Common Stock equal to (x) the amount of the Parent Termination Fee divided by (y) the Termination Fee Per Share Price (such total number shares of Company Common Stock to be rounded up or down as applicable to the nearest whole number), and in such case the delivery of shares of Company Common Stock to the Company by Parent to satisfy the obligation to pay the Parent Termination Fee shall be made within two (2) Business Days after the date that the Termination Fee Per Share Price is calculable.
(d)    Single Payment Only. The Parties acknowledge and agree that (i) in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events and (ii) in no event will Parent be required to pay more than one termination fee, collectively, or be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e)    Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 10.3 are an integral part of the Mergers, the Queen Share Contribution and the other transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement and (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 10.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a Legal Proceeding that results in a judgment against the other party for the amount set forth in this Section 10.3 or any portion thereof, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at the annual rate of 2% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by applicable law.
(f)    Sole and Exclusive Remedy.
(i)    If this Agreement is validly terminated pursuant to Section 10.1 in the situation in which the Parent Termination Fee is payable pursuant to Section 10.3(c), the Company’s receipt of the Parent Termination Fee to the extent due and payable (and fully paid) pursuant to Section 10.3(c), together with any amounts payable pursuant to Section 10.3(e), will be the only amount that the Company Related Parties and each of their respective Affiliates may recover from (A) the Buyer Parties and their Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than the Buyer Parties or SRL), members, managers, general or limited partners, stockholders and assignees of each of the Buyer Parties and SRL (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Mergers, the Queen Share Contribution or the other transactions contemplated hereby or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Parent Related Parties will have any further liability or obligation to the Company Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable); and (2) none of the Company Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Buyer Parties or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable). Under no circumstances will the collective monetary damages payable by the Buyer Parties or any of their Affiliates for breaches under this Agreement or the Guarantee exceed an amount equal to $22,200,000 in the aggregate for all such breaches (the “Parent Liability Limitation”), which damages may be satisfied, at the election of Parent, by delivering to the Company a number of shares of Company Common Stock equal to (x) the amount of such damages divided by (y) the Damages Per Share Price (such total number shares of Company Common Stock to be rounded up or down as applicable to the nearest whole number). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including, without limitation, Section 10.2(b)) or any Related Agreement, in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award (or recovery or award in the form of shares of Company Common Stock) of any kind, including consequential, special, indirect or punitive damages, against any of the Parent Related Parties for, or with respect to, this Agreement, any Related Agreement or the transactions contemplated hereby and thereby (including any breach by SRL or the Buyer Parties), the termination of this Agreement, the failure to consummate the Mergers, the Queen Share Contribution or the other transactions contemplated hereby or any claims or actions under applicable law arising out of any such breach, termination or failure based on any claim other than a claim for a Willful and Material Breach of this Agreement, and in no event shall any recovery or award for any such claim be in excess of the Parent Liability Limitation; provided that the foregoing shall not preclude the Company or the Buyer Parties from seeking to recover damages or obtain equitable relief from any Financing Source pursuant to the Debt Commitment Letter or any Definitive Financing Agreements relating to the Debt Financing. Other than (i) SRL’s obligations under the Guarantee, (ii) the Buyer Parties’ obligations under this Agreement or (iii) the obligations of any Buyer Party or any Parent Affiliated Person under any of the Related Agreements to which it is a party, in no event will any Parent Related Party or any other Person other than the Buyer Parties have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement, the Mergers, the Queen Share Contribution or the other transactions contemplated hereby.
(ii)    If this Agreement is validly terminated pursuant to Section 10.1 in a situation in which the Company Termination Fee is payable pursuant to Section 10.3(b), Parent’s receipt of the Company Termination Fee to the extent due and payable (and fully paid) pursuant to Section 10.3(b), together with any amounts payable pursuant to Section 10.3(e), will be the only amount that the Buyer Parties and each of their respective Affiliates may recover from (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each member of the Company Group and its Affiliates (in each case other than the Parent Affiliated Persons) (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Mergers or other transactions contemplated hereby or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to the Buyer Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable); and (2) none of the Buyer Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed $11,100,000 in the aggregate for all such breaches (plus any obligations pursuant to Section 10.3(e)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Buyer Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Mergers, or the other transactions contemplated hereby, the termination of this Agreement, the failure to consummate the Mergers, or the other transactions contemplated hereby, or any claims or actions under applicable law arising out of any such breach, termination or failure based on any claim other than a claim for a Willful and Material Breach of this Agreement, and in no event shall any recovery or award for any such claim be in excess of the Company Liability Limitation. Notwithstanding anything to the contrary set forth in this Agreement, in no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award against any of the Company Related Parties in the event that the transaction is terminated due in whole or in part to the Company's inability to fund the Company Contribution Amount other than as a result of the Company's Willful and Material Breach of the terms of this Agreement.
(g)    Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 10.3(e) or the existence of the Parent Liability Limitation, the Company Liability Limitation or the availability of monetary damages, it is agreed that the Buyer Parties and the Company Parties will be entitled to an injunction, specific performance or other equitable relief as provided in Section 11.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 11.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee, and with respect to the Company Parties, the Parent Termination Fee.

(h)    Non-Recourse Party. In no event will the Company seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Party with respect to this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Buyer Parties or SRL), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from any Person that is a party to this Agreement, the Confidentiality Agreement, the Related Agreements or any other agreements entered into by the Company in connection with the transactions contemplated by this Agreement, as applicable.
ARTICLE XI
GENERAL PROVISIONS
11.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company Parties and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.
11.2    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (c) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties to:
c/o Standard General LP
767 Fifth Avenue, 12th Floor
New York, NY 10153
	Attn:	Joseph Mause
	Email:	legal@standgen.com

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
	Attn:	Erica Jaffe, Ryan Messier, Philip Richter
	Email:	Erica.Jaffe@friedfrank.com,
Ryan.Messier@friedfrank.com,
Philip.Richter@friedfrank.com

(b)	if to the Company Parties (prior to the Company Effective Time) to:

Bally’s Corporation
100 Westminster Street
Providence, RI 02903
Attn:	Kim M. Barker (Executive Vice President; Chief Legal Officer), Jaymin Patel (Chairman of the Special Committee)
Email:	kbarker@ballys.com,
jpatel@ballys.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:	Scott D. Miller, Lauren S. Boehmke
Email:	millersc@sullcrom.com,
boehmkel@sullcrom.com

with a copy (which will not constitute notice) to:

Potter Anderson & Corroon LLP
1313 N Market Street, 6th Floor
Wilmington, DE 19801
Attn:	Mark A. Morton, Alyssa K. Ronan
Email:	mmorton@potteranderson.com,
aronan@potteranderson.com

with a copy (which will not constitute notice) to:

Nixon Peabody LLP
West 46th Street
New York, NY 10036-4120
Attn:	Marc Crisafulli, Richard Langan, Jr., John Partigan, Conrad Adkins
Email:	mcrisafulli@nixonpeabody.com,
rlangan@nixonpeabody.com,
jpartigan@nixonpeabody.com,
cadkins@nixonpeabody.com
Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 11.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 11.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.2.
11.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement by written notice to the Company, to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided that no such assignment shall (i) be permitted if such assignment would, or would reasonably be expected to, affect the obligations of SRL pursuant to the Guarantee, (ii) be permitted if such assignment would, or would reasonably be expected to, impede or delay the consummation of the Mergers or the Queen Share Contribution or the Debt Financing or otherwise materially impede the rights of the holders of shares of Company Common Stock pursuant to this Agreement or (iii) relieve any Buyer Party of its obligations that are unperformed by its assignee. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any assignment not permitted by this Section 11.3 shall be null and void ab initio.
11.4    Confidentiality. The Parties hereby acknowledge that Standard General LP and the Company have previously executed that certain Confidentiality Agreement dated April 2, 2024 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms; provided that from and after the date hereof, subject to Section 8.14, notwithstanding anything to the contrary in the Confidentiality Agreement, no consent of the Special Committee shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the transactions contemplated hereby to become a Representative (as defined in the Confidentiality Agreement) of Standard General LP thereunder. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Company Merger and the other transactions contemplated by this Agreement in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto.
11.5    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Support Agreement, the Confidentiality Agreement, the Company Disclosure Letter, the Queen Disclosure Letter, and the Guarantee constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Company Effective Time and the date on which the

Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
11.6    Third-Party Beneficiaries. Except as set forth in Section 8.10 and this Section 11.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 8.10 (it being understood and agreed that the provisions set forth in Section 8.10 will inure to the benefit of each Indemnified Person and will be enforceable by each such Indemnified Person) and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock to receive the consideration set forth in Article II. The Specified Financing Source Provisions will inure to the benefit of the Financing Sources and their successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that the Specified Financing Source Provisions will be enforceable by the Financing Sources and their respective successors and assigns) and Section 10.3(h) will inure to the benefit of each Non-Recourse Party and its successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that the provisions of such Section will be enforceable by each Non-Recourse Party and its successors and assigns).
11.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
11.8    Remedies.
(a)    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).
(b)    Specific Performance.
(i)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 11.6 and Section 11.8(b)(ii), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 10.3 are not intended to and do not adequately compensate the Company Parties, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Mergers and the Queen Share Contribution and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement.
(ii)    It is explicitly agreed that (1) the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Mergers and the Queen Share Contribution if, and only in the event if (and for the avoidance of doubt, in no other circumstances) (x) all of the conditions set forth in Section 9.1 and Section 9.2 have been, and continue to be, satisfied or waived other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (y) the Debt Financing has been funded or is available to be funded (and the Company Contribution Amount is available to be funded), and (z) the Company has irrevocably confirmed in writing to Parent that if specific performance were granted and the Debt Financing were funded, then Company Contribution Amount would be funded and Closing would occur in accordance with Section 2.1 and (2) Parent shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Company Parties’ obligations to consummate the Mergers and the Queen Share Contribution if, and only in the event if (and for the avoidance of doubt, in no other circumstances) (x) all of the conditions set forth in Section 9.1 and Section 9.3 have been, and continue to be, satisfied or waived other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (y) the Debt Financing has been funded or is available to be funded, and (z) the Company Contribution Amount is available to be funded if specific performance were granted. For the avoidance of doubt, the restrictions set forth in this Section 11.8(b)(ii) apply solely to enforcing the Buyer Parties’ or the Company Party’s, as applicable, obligations to consummate the Mergers and the Queen Share Contribution and not to the enforcement of any other breaches (or threatened breaches) of this Agreement or any other terms and provisions hereof.
(iii)    Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letter and the Definitive Financing Agreements for any Debt Financing under the terms thereof (including the Company upon its assumption of the Debt Commitment Letter from the Parent), none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise)

against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to seek the remedy of specific performance of this Agreement against any Financing Source.
(iv)    The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
11.9    Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement and the transactions contemplated hereby, including the Mergers and the Queen Share Contribution or the negotiation, execution or performance of this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws or statutes of limitations of a different jurisdiction other than the State of Delaware.
11.10    Consent to Jurisdiction.
(a)    General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (including without limitation, the Mergers and the Queen Share Contribution) and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 11.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 11.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) (and any appellate court therefrom)) (the “Chosen

Courts”) in the event that any claim, action or proceeding between the Parties (whether in contract, tort or otherwise) arises out of or relates to this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) expressly waives any objection or claim that it may now or hereafter have to the lack of personal jurisdiction or improper venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company Parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(b)    Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Mergers, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law principles that would result in the application of the laws of another state or jurisdiction (except as expressly contemplated by the Debt Commitment Letter or any definitive agreement relating to the Debt Financing, in each case, that expressly contemplates the laws of another jurisdiction shall govern).
11.11    WAIVER OF JURY TRIAL. EACH PARTY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

THE MERGERS, THE QUEEN SHARE CONTRIBUTION, THE GUARANTEE OR THE DEBT FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR BROUGHT AGAINST THE FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.
11.12    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
11.13    Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed by the Parties, including, with respect to the Company, authorization by the Special Committee, except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such amendment being subject to such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 10.2(b), Section 10.3(f), Section 10.3(h), Section 11.3, Section 11.6, Section 11.8(b)(i), Section 11.10(b), this Section 11.13 and Section 11.15 (such provisions, to the extent relating to the Financing Sources, the “Specified Financing Source Provisions”) may not be amended or otherwise modified without the prior written consent of the Financing Sources party to the Debt Commitment Letter.
11.14    Extension; Waiver. At any time and from time to time prior to the Company Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
11.15    No Liability of Financing Sources. Notwithstanding anything to the contrary herein, including, for the avoidance of doubt, Section 10.2(b) and Section 10.3(f), the Financing Sources shall not, to the fullest extent permitted by law, have any liability to the Company or any of its Affiliates or the Company Related Parties relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company, any of its Affiliates, not the Company Related Parties will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that nothing in this Section 11.15 shall limit the rights of the Company and its Affiliates from and after the assumption of the Debt Commitment Letter from Parent (and in any event after the Company Effective Time) under the Debt Commitment Letter or Definitive Financing Agreements relating to the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.
11.16    Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Company Effective Time, no amendment or waiver of any provision of this Agreement shall be made, and no other action shall be taken (including with respect to any request for consent or waiver from the Buyer Parties) and no other determination shall be made (including with respect to the granting of any consent or waiver from the Company under this Agreement or to terminate this Agreement pursuant to Article X) by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SG PARENT LLC
By	/s/Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

THE QUEEN CASINO &
ENTERTAINMENT, INC.
By	/s/Vladimira Mircheva
Name:	Vladimira Mircheva
Title:	Chief Financial Officer

SG QC GAMING LLC
By	/s/Soohyung Kim
Name:	Soohyung Kim
Title:	Manager

BALLY’S CORPORATION
By	/s/Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Sixth Amended and Restated Certificate of Incorporation
of
Bally’s Corporation
ARTICLE I
Section 1.01    The name of the Corporation is Bally’s Corporation (the “Corporation”).
Section 1.02    The Corporation is to have perpetual existence.
ARTICLE II
The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent in the State of Delaware is The Corporation Trust Company, the address of which is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.
ARTICLE IV
Section 4.01    Authorized Stock. The Corporation is authorized to issue two classes of registered capital stock, designated common stock and preferred stock. The aggregate number of registered shares that the Corporation is authorized to issue is 110,000,000, consisting of 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
Section 4.02    Purchase of Shares by the Corporation. The Corporation may purchase any shares of outstanding capital stock of the Corporation or the right to purchase any such shares of capital stock from any holder thereof on terms and conditions established by the Board of Directors (the “Board”) or a duly authorized committee thereof.
Section 4.03    Common Stock. The Board may designate one or more classes of Common Stock, having such rights, preferences, and privileges as the Board may determine, subject to the rights of the holders of any series of Preferred Stock. The number of authorized shares of the Common Stock may be increased or decreased (but the number of authorized shares of Common Stock may not be decreased below (i) the number of shares thereof then outstanding plus (ii) the number of shares of Common Stock issuable upon exercise of any outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock) by the affirmative vote of the holders of a majority in voting power of the Common Stock.
(A)    Voting Rights.
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(1)Except as otherwise provided herein, and subject to the rights of the holders of any series of Preferred Stock, each holder of Common Stock, as such, shall be entitled to one (1) vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, whether voting separately as a class or otherwise.
(2)Except as otherwise required in this Amended and Restated Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters.
(3)No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.
(B)    Dividends and Distributions. Subject to the rights of the holders of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
(C)    Options, Rights, or Warrants. The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Amended and Restated Certificate and as shall be approved by the Board.
Section 4.04    Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized, without any further vote or action by stockholders, to authorize the Corporation to designate and issue the Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, option or other rights, if any, and the qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limitation, the determination of any or all of the following:
(A)    the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
(B)    the voting powers, if any, and whether such voting powers are full or limited in such series;
(C)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
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(D)    whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;
(E)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;
(F)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;
(G)    the right, if any, to subscribe for or to purchase any securities of the Corporation;
(H)    the provisions, if any, of a sinking fund applicable to such series; and
(I)    any other designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock.
Section 4.05    Board of Directors.
(A)    The number of directors constituting the Board shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation, but in no case may the number of directors be less than one, and provided that, as long as the Board is divided into classes, the number of directors shall not be less than three.
(B)    The Board shall be divided into three classes, with the term of office of one class expiring each year. The director(s) of Class I shall be elected to hold office for a term expiring at the first annual meeting of shareholders following the consummation of the Merger (as defined below), the director(s) of Class II shall be elected to hold office for a term expiring at the second annual meeting of shareholders following the consummation of the Merger, and the director(s) of Class III shall be elected to hold office for a term expiring at the third annual meeting of shareholders following the consummation of the Merger. Each class of directors whose term shall thereafter expire shall be elected to hold office for a three-year term.
Section 4.06    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights of the holders of any series of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.
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Section 4.07    Transfer of Financial Interests. The Corporation shall not permit any natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization (“Person”) to acquire a direct or indirect equity or economic interest in the Corporation, including but not limited to an interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of derivative interests in a Person (a “Financial Interest”) equal to or greater than 5% of the total of any class of Financial Interests unless such Person shall have first obtained a license from the Department of Business Regulation (“DBR”), an agency of the State of Rhode Island, and the Division of Lotteries of the Rhode Island Department of Revenue (the “Lottery”), and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation in accordance with the rules and procedures set forth by DBR and the Lottery; provided, that “Financial Interest” shall not include (i) those securities or instruments excluded from the definition of “Financial Interest” in that certain Amended and Restated Regulatory Agreement, dated as of March 1, 2024, by and among DBR, the Lottery, the Corporation, Bally’s Management Group, LLC, UTGR, LLC, Twin-River Tiverton, LLC, and Bally’s RI iCasino, LLC (as amended, restated, modified or supplemented from time to time, the “Regulatory Agreement”), or (ii) those securities or instruments otherwise excluded from the definition of “Financial Interest” in any written agreement entered into the parties to the Regulatory Agreement from time to time, or any consent, waiver or authorization from DBR and the Lottery. Any transfer of Financial Interests in the Corporation that results in a Person acquiring 5% or greater of the total of any class of Financial Interests in the Corporation shall be null and void and shall not be recognized by the Corporation unless and until (A) such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest or (B) such Person has received a prior written notice from the applicable governmental authorities (including DBR and the Lottery) that such Person is not required to hold a license from DBR and the Lottery and/or be approved as suitable by DBR and the Lottery to hold such Financial Interest. Further, once a Person shall have obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold 5% or greater of the total of a class of Financial Interests in the Corporation (if required), the Corporation shall not permit any such Person to acquire Financial Interests in the Corporation equal to or in excess of twenty percent (20%) of the total of such class of Financial Interests in the Corporation (the “Control Threshold”) unless such Person shall have first obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation equal to or in excess of the Control Threshold in accordance with the rules and procedures set forth by DBR in its sole discretion from time to time. Any transfer of Financial Interests in the Corporation that results in a Person acquiring a Financial Interest in the Corporation equal to or in excess of the Control Threshold shall be null and void and shall not be recognized by the Corporation unless and until such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery with respect to such Financial Interest.
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Section 4.08    New Jersey Gaming and Regulatory Matters.
(A)    Notwithstanding anything to the contrary contained herein, this Amended and Restated Certificate shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1, et seq., as amended and as may hereafter be amended from time to time (the “New Jersey Act”), to be included in the corporate charter of the Corporation, and to the extent that anything contained herein is inconsistent with the New Jersey Act, the provisions of the New Jersey Act govern. All provisions of the New Jersey Act, to the extent required by law to be stated in a corporation’s corporate charter, are incorporated herein by reference.
(B)    The corporate charter provisions in this Section 4.08 shall be generally subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”) promulgated thereunder. Specifically, and in accordance with the provisions of Sections 82d(7) and (9) of the New Jersey Act, and without limiting any other provisions of this Amended and Restated Certificate or applicable law, securities of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified pursuant to the provisions of the New Jersey Act, such holder must dispose of the securities of the Corporation. In accordance with Section 105e of the New Jersey Act, and without limiting this Section 4.08, commencing on the date the New Jersey Commission serves notice upon the Corporation of a determination of disqualification of a holder of Securities of the Corporation, it shall be unlawful for the holder to (i) receive any dividends or interest upon the holder’s securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by the holder’s securities, or (iii) receive any remuneration in any form from the Corporation or any subsidiary of the Corporation for services rendered or otherwise.
Section 4.09    No Cumulative Voting. No stockholder of the Corporation shall be entitled to cumulate his or her voting power.
Section 4.10    Other Restrictions. The Bylaws of the Corporation may impose additional limitations or restrictions on ownership of Common Stock, Preferred Stock or Financial Interests to the extent that the Board approves, after consultation with counsel, as necessary or appropriate to assure compliance by the Corporation with any legal or regulatory requirement applicable to the Corporation or any of its subsidiaries or any license or other contract entered into by the Corporation or any of its subsidiaries with any Person not controlling, controlled by, or under common control with the Corporation. For purposes of this Section 4.10, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
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ARTICLE V
Except as otherwise provided in this Amended and Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board, by affirmative vote of a majority of the whole Board, is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation. Except as otherwise provided in this Amended and Restated Certificate, the Bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the shares of the Corporation entitled to vote generally in elections of Directors that are present at a duly called annual or special meeting of stockholders at which a quorum is present. Notwithstanding the foregoing, (i) Sections 2.2, 2.7, 3.5, 3.8 and 7.12 of the Bylaws may not be repealed or amended in any respect unless such action is approved by the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, (ii) the provisions set forth in Sections 2.6, 2.8 and 2.9 of the Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, (iii) the provisions set forth in Section 4.05 of this Amended and Restated Certificate and Sections 3.2, 3.4, 3.6 and 3.7 of the Corporation’s Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of at least 75% of all shares of the Corporation entitled to vote generally in elections of Directors, and (iv) the provisions set forth in Article X of this Amended and Restated Certificate may not be amended unless the action is approved by a majority of the Independent Directors (as defined below) then in office who qualify for service on the audit committee in accordance with clause (D) of Article X of this Amended and Restated Certificate.
ARTICLE VI
Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.
ARTICLE VII
The Corporation reserves the right to amend, add to or repeal any provision contained in this Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.
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ARTICLE VIII
A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (A) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the Director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s Directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification. This Corporation is authorized to indemnify the Directors and officers of this Corporation, as well as employees and agents of the Corporation, to the fullest extent permissible under Delaware law.
ARTICLE VIX
Section 9.01    Other Businesses. Subject to Section 9.02, each stockholder, each non-employee Director of the Corporation, and their respective affiliates, may engage in or possess an interest in any other business venture of any nature or description, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person. Subject to Section 9.02, the Corporation and its stockholders shall have no rights by virtue hereof in and to such other business ventures or the income or profits derived therefrom, and the pursuit of any such venture. Subject to Section 9.02, without limiting the generality of the foregoing, each such person may, to the fullest extent permitted by the DGCL, (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Corporation or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Corporation or any of its subsidiaries, (ii) do business with any potential or actual customer or supplier of the Corporation or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its subsidiaries.
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Section 9.02    Business Opportunities. Neither any stockholder of the Corporation, any non-employee Director of the Corporation, nor any of their respective affiliates shall have any obligation to present any business opportunity to the Corporation or any of its subsidiaries, and the Corporation hereby renounces any interest or expectancy therein, even if the opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation, any subsidiary of it or any stockholder for breach of any fiduciary or other duty, as a stockholder of the Corporation, non-employee Director of the Corporation, or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its subsidiaries, provided, however, notwithstanding the foregoing, no employee of the Corporation or any of its subsidiaries may pursue or acquire such business opportunity. Nothing herein shall impede the Corporation’s ability to enter into contractual arrangements with any stockholder or any Director of the Corporation, which arrangements restrict such stockholder or Director from engaging in activities otherwise allowed by this Article IX.
ARTICLE X
Pursuant to an Agreement and Plan of Merger dated July 25, 2024 (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Corporation, wholly-owned subsidiaries thereof and affiliates of Standard General L.P. (“Standard General”), at the Company Effective Time (as defined in the Merger Agreement), a wholly-owned subsidiary of the Corporation merged with and into the Corporation, with the Corporation continuing as the surviving corporation in the merger (the “Merger”). From and after the consummation of the Merger until such time as (i) there are fewer than fifty (50) holders of record (such term to be defined and interpreted for this purpose in accordance with the definition of “held of record” set forth in Rule 12g5-1 promulgated by the United States Securities and Exchange Commission or any successor thereto (the “SEC”)) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of Common Stock, excluding for this purpose Standard General and its affiliates (the “SG Group”) and SBG Gaming LLC and its affiliates (the “SBG Group”) and (ii) the aggregate number of shares of Common Stock held by the stockholders of the Corporation (other than the SG Group and SBG Group) represents less than 5% of the total outstanding shares of Common Stock on a fully-diluted basis (other than dilution arising from unvested equity awards issued by the Corporation under any equity compensation plan):
(A)    to the extent permitted by law, the Corporation shall maintain the registration of a class of its securities under Section 12 of the Exchange Act and its applicable reporting obligations under Section 13 or Section 15(d) of the Exchange Act;
(B)    whether or not the Corporation is otherwise required to file periodic and current reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, the Corporation shall file with the SEC or make available on its website:
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(1)within ninety (90) days after the end of each fiscal year of the Corporation, an Annual Report on Form 10-K for such fiscal year containing substantially the same information that would be required to be included by the Corporation in an Annual Report on Form 10-K if the Corporation were a reporting company under the Exchange Act;
(2)within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year of the Corporation, a Quarterly Report on Form 10-Q for such fiscal quarter containing substantially the same information that would be required to be included by the Corporation in a Quarterly Report on Form 10-Q if the Corporation were a reporting company under the Exchange Act; and
(3)within five (5) business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Corporation were a reporting company under the Exchange Act, Current Reports on Form 8-K containing substantially the same information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Corporation were a reporting company under the Exchange Act;
provided, however, that at any time that the Corporation is not required to file periodic and current reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, all such reports referenced in causes (1), (2) and (3): (a) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to the use of any non-GAAP financial measures contained therein); (b) will not be required to contain the separate financial information for any guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC; (c) will only be required to include limited executive compensation disclosure consisting of a summary compensation table with corresponding footnotes (including any equity awards), a description of employment agreements with officers and a description of any incentive plans and the terms of awards issued thereunder; and (d) will not be required to include exhibits that would otherwise be required to be filed pursuant to Item 601 of Regulation S-K, other than Items 6.01(b)(1)–(4) of Regulation S-K.
(C)    a majority of the directors of the Board shall be “independent directors” (determined in accordance with Rules 303A.01 and 303A.02 of the NYSE Listed Company Manual (as amended, modified, supplemented or replaced from time to time)) (“Independent Directors”);
(D)    the Board shall maintain an audit committee that satisfies the requirements of Rules 303A.06 and 303A.07 of the NYSE Listed Company Manual and Rule 10A-3 under the Exchange Act (in each case as amended, modified, supplemented or replaced from time to time);
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(E)    the Corporation shall adopt and maintain a related party transaction policy requiring that all related party transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC be approved by the audit committee or another committee of the Board comprised solely of directors who qualify for service on the audit committee in accordance with the immediately preceding clause (D); and
(F)    no member or group of members of the SG Group shall be permitted to sell, transfer or otherwise dispose of shares of Common Stock representing 50% or more of the aggregate number of shares of Common Stock held by the SG Group as of immediately following the Merger, to one or more purchasers in one or a series of related transactions, other than to other members of the SG Group (such transaction or transactions, a “Tag-Along Sale”), without first providing the other holders of Common Stock with tag-along rights pursuant to the following provisions:
(1)In the event one or more members of the SG Group (collectively, the “Initiating Holder”) proposes to engage in a Tag-Along Sale, the Initiating Holder shall give at least fifteen (15) business days’ prior written notice (the “Tag-Along Notice”) to the Corporation and each holder of Common Stock that is not a member of the SG Group (each holder, a “Tag-Along Holder”);
(2)The Tag-Along Notice shall set forth in reasonable detail (i) the proposed amount and form of consideration and the terms and conditions of payment, (ii) the identity and contact information of the proposed purchaser or purchasers (collectively, the “Tag-Along Purchaser”) and (iii) the number of shares of Common Stock proposed to be sold by the Initiating Holder;
(3)Each Tag-Along Holder shall have the right to transfer in the Tag-Along Sale up to a number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock held by such Tag-Along Holder by (ii) the quotient determined by dividing the number of shares of Common Stock to be sold by the Initiating Holder by the aggregate number of shares of Common Stock held by the Initiating Holder at such time, at the same price and on substantially the same other terms and conditions as the terms applicable to the Initiating Holder as described in the Tag-Along Notice;
(4)Each Tag-Along Holder shall have ten (10) business days following the receipt of the Tag-Along Notice (the “Tag-Along Option Period”) to deliver written notice to the Initiating Holder of its election to participate in the Tag-Along Sale and setting forth the number of shares of Common Stock such Tag-Along Holder elects to include in the Tag-Along Sale (each such electing Tag-Along Holder, an “Electing Tag-Along Holder” and such written notice, a “Tag-Along Election Notice”);
(5)Any Tag-Along Holder that does not deliver a Tag-Along Election Notice prior to the expiration of the Tag-Along Option Period shall be deemed to have waived such Tag-Along Holder’s rights to participate in the Tag-Along Sale; and
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(6)Each Electing Tag-Along Holder shall promptly execute and deliver any agreements, instruments, written consents or other documents that are reasonably requested by the Initiating Holder or the Tag-Along Purchaser in connection with the consummation of the proposed Tag-Along Sale; provided that the aggregate amount of liability of any Tag-Along Holder in connection with the Tag-Along Sale shall not exceed the proceeds received by such Electing Tag-Along Holder in connection with such transfer; provided further, that each Electing Tag-Along Holder shall only be required to make or provide representations, warranties, covenants, indemnities and agreements pertaining specifically to itself and its ownership of the Common Stock; and provided further, that otherwise the terms and conditions, including any indemnification obligations, of such agreements shall be the same per share of Common Stock for each stockholder participating in the Tag-Along Sale.
The rights set forth in this Article X and any piggyback rights generally applicable to all stockholders of the Corporation other than the SG Group and SBG Group (regardless of whether such rights are also applicable to SG Group and SBG Group) in effect as of the date hereof may be waived at any time and from time to time by the affirmative determination of a majority of the Independent Directors then in office who qualify for service on the audit committee in accordance with clause (D) of this Article X; it being understood and agreed by all holders of Common Stock that such Independent Directors are in this context expected to represent the interests of the Company and the holders of Common Stock not affiliated with the SG Group or the SBG Group.
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